UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 1-K

ANNUAL REPORT PURSUANT TO REGULATION A OF THE SECURITIES ACT OF 1933

For the fiscal year ended December 31, 2019

Commission File Number: 024-11021

Jupiter Wellness, Inc.
(Exact name of registrant as specified in its charter)

Delaware	83-2455880
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

725 N. Hwy A1A, Suite C-106 Jupiter, FL	33477
(Address of principal executive offices)	(Zip Code)

(516) 406-2469

(Registrant’s telephone number, including area code)

 Common Stock, $.001 par value

(Title of each class of securities issued pursuant to Regulation A)

PART II: INFORMATION INCLUDED IN REPORT

ITEM 1: BUSINESS

FORWARD LOOKING STATEMENTS

This annual report contains forward-looking statements. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “may”, “should”, “expects”, “plans”, “anticipates”, “believes”, “estimates”, “predicts”, “potential” or “continue” or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results.

Our financial statements are stated in United States Dollars (US$) and are prepared in accordance with United States Generally Accepted Accounting Principles. The following discussion should be read in conjunction with our financial statements and the related notes that appear elsewhere in this semiannual report. The following discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed below and elsewhere in this semiannual report.

In this annual report, unless otherwise specified, all dollar amounts are expressed in United States dollars and all references to “common shares” refer to the common shares in our capital stock.

As used in this annual report and unless otherwise indicated, the terms “we”, “us”, “our”, "CBDB" and the “Company” mean Jupiter Wellness, Inc.

General Overview

On May 22, 2020, CBD Brands, Inc. filed with the State of Delaware its Certificate of Amendment of Certificate of Incorporation (the “Certificate”) changing the name of the Company to Jupiter Wellness, Inc. (the “Company”) and filed a Current Report on Form 1-U. The Company was incorporated in the State of Delaware on October 24, 2018 and its principal business address is 725 N. Hwy A1A, Suite C-106, Jupiter, FL 33477.

The Company is currently authorized to issue a total of 100,000,000 shares of common stock with a par value of $0.001 and 100,000 shares of Series A Preferred Stock with a par value of $0.001. As of December 31, 2019, the Company had 6,893,000 shares of common stock outstanding. In addition, there are 1,158,000 warrants to purchase shares of common stock at $0.50 per share which expire on November 1, 2020.

Jupiter Wellness, Inc. is cutting-edge wellness hemp-derived cannabidiol, or CBD, consumer product development company. We are in the early stage of manufacturing, distributing, and marketing a diverse line of consumer products infused with CBD. We have a proprietary trademarked line of products: CaniSun. CaniSkin and CaniDermRX. Under the CaniSun brand, we are marketing three propriety CBD-infused sun care lotion formulas containing various sun protection factors, or SPFs. Under the CaniDennRX brand, we are exploring a formulation of CBD with over-the-counter, or OTC, consumer products that have potentially therapeutic and medical applications. Specifically, we are exploring the use of such topical solutions for the treatment of eczema, dermatitis. and actinic keratosis, a non-prescription lotion/lip balm for the treatment of symptoms of cold sores and a prescription product for the treatment of burns. The CaniDermRX topical solution for the treatment of eczema dermatitis is the lead product candidate and will be initially tested in humans as an investigational cosmetic ingredient followed by United States Food and Drug Administration ("FDA") regulated clinical trials under an investigational new drug, or IND application. In parallel we plan to initiate the development of other products. We are also actively seeking to acquire or license products in the OTC skin care market that can be infused with CBD and marketed under our CaniSkin and CaniDennRX brand names. There can be no assurances that we will acquire or enter into such partnership or licensing agreements.

The endocannabinoid system, which is a body system affected by CBD, plays a pivotal role in maintaining a healthy skin through modulating pain sensation, cell proliferation and inflammation. Our strategy for treatment of skin indications is, therefore, to focus on the use of CBD containing topical formulations and to explore potential combinations of CBD and other agents that may augment and act synergistically with CBD. We will explore this strategy by conducting controlled clinical trials to try to ultimately gain FDA approval for specific indications.

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CaniSun Brand

Under our CaniSun Brand, we developed a CBD-infused sunscreen with broad-spectrum SPF protection. We have completed lab testing for CBD solubility–infusing clear, colorless, odorless, and 99.5% pure CBD isolated with three different sun care active ingredients, homosalate, octisalate and octocrylene, which have already been approved by the FDA. The CBD-infused sun care market is fairly nascent in the United States; we believe that there are currently no major competitors in the category. We see an opportunity to become the leading manufacturer of CBD-infused sun care products, marketing the CaniSun brand through an extensive digital and social media awareness campaign. We announced the launch of our CaniSun sun care line of SPF 30, SPF 50 and SPF 55 face lotion on June 6, 2019. We also sell our CBD-infused lip balm and CBD-infused SPF 30 continuous sunscreen spray on our website Canisun.com.

We currently have additional CaniSun products in various stages of development as follows:

i)	CBD-infused SPF 30 Lip Balm;

ii)	CBD-infused SPF 15 sunscreen lotion;

iii)	Sunscreen lotions (SPF 30, 50 and 55); and

iv)	Mineral-based sunscreen lotions (SPF 30 and 50).

Products i) through iv) above are all in the developmental stage, whereby we are finalizing the formula to be used in each product, respectively. For CBD-infused product candidates in development such as products i) and ii), we have already identified the sun care active ingredient formula (which has already been FDA approved) to be infused with CBD. Once the respective formulas for product candidates i) through iv) are created, the product candidates will undergo three months of stability testing. Provided that the product candidates pass the stability testing, we intend to sell the products on our CaniSun website. The formula for our mineral-based sunscreen lotion (SPF 30 and 50) (product iv) above) includes certain minerals as opposed to chemicals typically used in sunscreen lotions. Overall, we believe that our currently offered sunscreen products comply with the FDA Final Rule for sunscreen products under 21 CFR 352 Sunscreen products for Over-the-Counter Human Use. Therefore, we believe that our sunscreen products fall within the FDA monograph and that premarket approval is not applicable. Our products have been tested for SPF Evaluation (SPF rating), Critical Wavelength (Broad Spectrum claim) and Water Resistance, each of which is defined within the monograph and labeled accordingly.

All of the testing on these products is standard testing for suncare products. It is not intended for testing any effects of adding CBD. In addition to these tests that were conducted to support the claims on the package, each batch is also tested for appearance, color, odor, pH, viscosity, specific gravity, analytical for the sunscreen active ingredients, and microbial content testing,

Our products are tested each time they are manufactured. DCR Labs manufactures our products and has represented to us that it is compliant with the FDA's Current Good Manufacturing Practice, or CGMP, regulations in accordance with 21 CFR 210/211 required for Over-the-Counter drug products. DCR Labs has self-imposed health and safety standards to ensure compliance with the FDA's CGMPs.

We expect to continually update and expand upon our corporate website and further refine our online retail strategies on an ongoing basis. CBDBrands.net is our primary corporate website, which will serve as the primary source of information about us for investors and contain press releases, clinical trial pipeline, lab reports, blog posts, and additional information about each of our brands. We anticipate that each brand will have its own front-facing website dedicated to retail sales and brand specific information. For example, our line of sun care products, CaniSun, has its own website at CaniSun.com and allows for online retail purchase of the entire product line. As we expand our brands (CaniSkin and CaniDermRX), we anticipate utilizing the same strategy and dedicating a new e-commerce website to each brand moving forward. We are also building a website dedicated to servicing our wholesale and larger distributor clients. This website will have more information about each product and provide a central location for larger retailers to find more in-depth information about all of our brands in one place.

We plan to leverage our websites with a social media presence across multiple platforms designed to utilize product reviews to increase brand loyalty, brand recognition and sales. The references to our website in this filing are inactive textual references only. The information on our website is neither incorporated by reference into this filing nor intended to be used in connection with any offering. We also see growth potential in developing retail locations. We intend to utilize cross-promotion marketing campaigns with our products and product category expansion that leverages our existing distribution channels. We have built an e commerce platform designed to connect us directly: to consumers. We use the platform to sell products, educate customers and build brand loyalty.

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CaniSkin Brand and CaniDermRX Brand

We are currently developing other products such as CBD-infused skin care lotion under the CaniSkin brand. Specifically, a CBD-infused moisturizing face serum is under development. We must first finalize the formula to be used in the face serum, and, once approved, the product candidate will undergo stability testing. We intend to sell the product, provided it first passes stability testing, on our website for CaniSkin products. Additionally, we are developing innovative dermatological treatments under the CaniDermRX brand that are specialized to treat atopic dermatitis and other dermatological conditions such as burns, skin cancer and herpes cold sores, respectively. Subject to obtaining FDA approval, we intend for our experimental-stage product for the treatment of atopic dermatitis to compete with Dupixent, an FDA-approved product for treating atopic dermatitis, and for our experimental-stage product for the treatment of herpes cold sores to compete with Silvadence and Abreva, FDA-approved products for treating herpes cold sores. These products require more extensive testing to show both safety and efficacy.

In addition, we plan to seek acquisition opportunities in the branded consumer products mace, including but not limited to other OTC therapeutic brands and skin care brands that can be developed, manufactured, marketed and distributed under our CaniSkin and CaniDermRX brand names.

We filed a provisional patent number 62/884,955 on 08/09/2019 on an Aspartame/CBD combination and intend to develop products containing a combination of CBD and Aspartame under the CaniDermRX name for the treatment of pain and inflammation. We believe that our CaniDermRX product candidates have the potential to treat many. skin indications such as atonic dermatitis, pruritis-itch, non-atopic dermatitis/eczema, psoriasis, dermatomyositis. scleroderma, seborrheic dermatitis, actinic keratosis, epidermolysis bullosa and cutaneous neoplasia. Aspartame is a rigorously: tested food ingredient. Reviews by major governmental Regulatory bodies have previously found the ingredient safe for consumption at higher levels than we contemplate using in our CaniDermRX product candidates. We believe that our formulations that include Aspartame, such as topical crème, lip balm, powder and dog treats, are well-tolerated by, and safe for, users. We believe that infusing CBD in our products may: help alleviate irritation that may be caused by applying sun care products and may lead to reduced inflammation. In human skill, receptors of the endocannabinoid system are found in differentiated keratinocytes, hair follicle cells, sebaceous glands, immune cells, and sensory neurons. Activation of cannabinoid receptor we 2, or CB2, for which CBD is a ligand receptor in these cells has been shown to reduce pain and itch sensation, regulate keratinocyte differentiation and proliferation, decrease hair follicle growth, and modulate the release of damage-induced keratins and inflammatory. mediators to control the homeostasis of the skin environment.

Recent Developments

Effective February 21, 2020, Jupiter Wellness Inc. (“Jupiter”), our wholly-owned subsidiary, entered into a membership interest purchase agreement with Magical Beasts LLC (“Magical Beasts”), a Nevada limited liability corporation, and Krista Whitley, its sole interest holder, pursuant to which Jupiter acquired all of the membership interests in Magical Beasts (the “Magical Beasts Acquisition”) in exchange for the following consideration:

•	$250,000 cash at closing;
•	A $1,000,000 promissory note, payable by us, due upon the earlier of i) the closing of this Offering or ii) December 31, 2020; and
•	an option to purchase 250,000 restricted shares of our common stock at an exercise price of $1.00 per share;

In connection with the Magical Beasts Acquisition, Jupiter shall enter into an executive employment agreement with Krista Whitley to act as our Director of Marketing, however, until such agreement is entered into, Jupiter shall pay Krista Whitley an annual salary of $150,000.

In connection with the Magical Beasts Acquisition, on February 21, 2020, Jupiter and Magical Beasts entered into a sales agency agreement (the “Sales Agency Agreement”), pursuant to which Magical Beasts and Ms. Whitley will act as a sales agent for Jupiter’s products. The Sales Agency Agreement shall terminate on December 31, 2020.

On February 21, 2020, Jupiter entered into a sales distributor agreement (the “Distribution Agreement”) with Ayako Holdings, Inc. (“Ayako”), a Nevada corporation, pursuant to which Ayako retained Jupiter as its exclusive sales and distribution agent for certain of its products. The Distribution Agreement shall terminate on December 31, 2020. In connection with the Distribution Agreement, Jupiter Wellness Marketing, Inc. (“Jupiter Marketing”), a Florida corporation, [our wholly-owned subsidiary], entered into an intellectual property licensing agreement (the “Licensing Agreement”) with Ayako, Magical Beasts and Happy Rat Licensing, LLC, a Nevada limited liability company, (collectively, the “Licensor”), dated February 18, 2020, pursuant to which the Licensor assigned its rights, titles, interests and claims to certain trademarks to Jupiter Marketing, as set forth in the Licensing Agreement. The brands covered by the Distribution Agreement are “Bella, Jack, Felix & Ambrosia”, “fitCBD”, “Black Belt CBD”, “dailyCBD”, “CBD Caring”, “Hemp Caring” and “Wellness CBD 1937”, which are all topical solutions containing CBD (collectively, the “Brands”). Pursuant to the Distribution Agreement, Jupiter [Marketing] also acquired all of Ayako’s current inventory of the Brands.

We have engaged our auditors to perform and audit of Magical Beasts for the two years ending December 31, 2019. The Magical Beasts audited Financial Statement and related proforma results of the combined companies will be forthcoming.

Our fiscal year end is December 31st. We have not been subject to any bankruptcy, receivership or similar proceeding.

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ITEM 2: MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion summarizes the significant factors affecting the operating results, financial condition and liquidity and cash flows of our company for the year ended December 31, 2019 and for the period from October 24, 2018 (Inception) through December 31, 2018. You should read this discussion together with the financial statements, related notes and other financial information included in this Annual Report on Form 1-K. Except for historical information, the matters discussed in this Management’s Discussion and Analysis of Financial Condition and Results of Operations are forward looking statements that involve risks and uncertainties, including those discussed elsewhere in this Annual Report on Form 1-K, and are based upon judgments concerning various factors that are beyond our control. These risks could cause our actual results to differ materially from any future performance suggested below.

Overview

We are a cutting-edge wellness CBD consumer product development company. We are in the early stage of manufacturing, distributing, and marketing a diverse line of consumer products infused with hemp-derived cannabidiol or CBD. We have a proprietary, trademarked line of products: CaniSun, CaniSkin and CaniDermRX. Under the CaniSun brand name, we are marketing three proprietary CBD-infused sun care lotion formulas containing various SPF’s that we have developed using our own intellectual property rights. Under the CaniDermRX brand, we are exploring formulations of CBD with over-the-counter, or OTC, consumer products that have potentially therapeutic and medical applications. Specifically, we are exploring the use of such topical solutions for the treatment of eczema, dermatitis, and actinic keratosis, a non-prescription lotion/lip balm for the treatment of symptoms of cold sores, and a prescription product for the treatment of burns. The CaniDermRX topical solution for the treatment of eczema dermatitis is the lead product candidate and will be initially tested in humans as an investigational cosmetic ingredient followed by clinical trials subject to the regulations of the FDA under an investigational new drug, or IND, application. In parallel, we plan to initiate the development of other products. We are also actively seeking to acquire or license products in the OTC skin care market that can be infused with CBD and marketed under our CaniSkin and CaniDermRX brand names.

There can be no assurances that we will acquire or enter into such partnership or licensing agreements.

The endocannabinoid system, which is a body system affected by CBD, plays a pivotal role in maintaining a healthy skin through modulating pain sensation, cell proliferation and inflammation. Our strategy for treatment of skin indications is, therefore, to focus on the use of CBD containing topical formulations and to explore potential combinations of CBD and other agents that may augment and act synergistically with CBD. We will explore this strategy by conducting controlled clinical trials to try to ultimately gain FDA approval for specific indications.

CaniSun Brand

We developed a CBD-infused sunscreen with broad-spectrum SPF protection. We have completed lab testing for CBD solubility-infusing clear, colorless, odorless, and 99.5% pure CBD isolated with three different sun care active ingredients, homosalate, octisalate and octocrylene, which have already been approved by the FDA. The CBD-infused sun care market is fairly nascent in the United States; we believe that there are currently no major competitors in the category. We see an opportunity to become the leading manufacturer of CBD-infused sun care products, marketing the CaniSun brand through an extensive digital and social media awareness campaign. We announced the launch of our CaniSun sun care line of SPF 30, SPF 50 and SPF 55 face lotion on June 6, 2019. We also sell our CBD-infused lip balm and CBD-infused SPF 30 sunscreen spray on our website Canisun.com.

We currently have additional CaniSun products in various stages of development as follows:

i)	CBD-infused SPF 30 Lip Balm;

ii)	CBD-infused SPF 15 sunscreen lotion; and

iii)	Mineral-based sunscreen lotions (SPF 30 and 50).

All of the products listed above are in the developmental stage, whereby we are finalizing the formula to be used in each product, respectively. For CBD-infused product candidates in development, such as our CBD-infused SPF 30 Lip Balm and CBD-infused SPF 15 sunscreen lotion, we have already identified the sun care active ingredient formula (which has already been FDA approved) to be infused with CBD. Once the respective formulas for each of our products are created, the product candidates will undergo three months of stability testing. Provided that the product candidates pass the stability testing, we intend to sell the products on our CaniSun website. The formula for our mineral-based sunscreen lotion (SPF 30 and 50) (product iii) above) includes certain minerals instead of chemicals typically used in sunscreen lotions.

Overall, we believe that our currently offered sunscreen products comply with the FDA Final Rule for sunscreen products under 21 CFR 352 Sunscreen products for Over-the-Counter Human Use. Therefore, we believe that our sunscreen products fall within the FDA monograph and that premarket approval and testing is not required. Our products have been tested for SPF Evaluation (SPF rating), Critical Wave Length (Broad Spectrum claim) and Water Resistance, each of which is defined within the monograph and labeled accordingly.

All of the test on these products is standard testing for suncare products. Such testing protocols are not intended to test for any effects of adding CBD. In addition to these tests that were conducted to support the claims on the package, each batch is also tested for appearance, color, odor, pH, viscosity, specific gravity, analytical for the sunscreen active ingredients, and microbial content testing.

Our products are tested each time they are manufactured. DCR Labs manufactures our products and has represented to us that it is compliant with the FDA’s Current Good Manufacturing Practice, or “CGMP”, regulations in accordance with 21 CFR 210/211 required for Over-the-Counter drug products. DCR Labs has self-imposed health and safety standards to ensure compliance with the FDA’s CGMPs.

We expect to continually update and expand upon our corporate website and further refine our online retail strategies on an ongoing basis. CBDBrands.net is our primary corporate website, which will serve as the primary source of information about us for investors and contain press releases, clinical trial pipeline, lab reports, blog posts, and additional information about each of our brands. We anticipate that each brand will have its own front-facing website dedicated to retail sales and brand specific information. For example, our line of sun care products, CaniSun, has its own website at CaniSun.com and allows for online retail purchase of the entire product line. As we expand our brands (CaniSkin and CaniDermRX), we anticipate utilizing the same strategy and dedicating a new e-commerce website to each brand moving forward. We are also building a website dedicated to servicing our wholesale and larger distributor clients. This website will have more information about each product and provide a central location for larger retailers to find more in-depth information about all of our brands in one place. We plan to leverage our websites with a social media presence across multiple platforms designed to utilize product reviews to increase brand loyalty, brand recognition and sales. The references to our website in this prospectus are inactive textual references only. The information on our website is neither incorporated by reference into this prospectus nor intended to be used in connection with this offering. We also see growth potential in developing retail locations. We intend to utilize cross-promotion marketing campaigns with our products and product category expansion that leverages our existing distribution channels. We have built an e-commerce platform designed to connect us directly to consumers. We use the platform to sell products, educate customers and build brand loyalty.

4

CaniSkin Brand and CaniDermRX Brand

We are currently developing other products such as CBD-infused skin care lotion under the CaniSkin brand. Specifically, a CBD-infused moisturizing face serum is under development. We must first finalize the formula to be used in the face serum, and, once approved, the product candidate will undergo stability testing. We intend to sell the product, provided it first passes stability testing, on our website for CaniSkin products. Additionally, we are developing innovative dermatological treatments under the CaniDermRX brand that are specialized to treat atopic dermatitis and other dermatological conditions such as burns, skin cancer and herpes cold sores, respectively. Subject to obtaining FDA approval, we intend for our experimental-stage product for the treatment of atopic dermatitis to compete with Dupixent, an FDA-approved leading treatment for atopic dermatitis, and for our experimental-stage product for the treatment of herpes cold sores to compete with Silvadene and Abreva, FDA-approved products for treating herpes cold sores. These products require more extensive testing to show with safety and efficacy.

Our first clinical indication is atopic dermatitis (eczema). We have completed manufacturing of formulations containing CBD and aspartame in an FDA-approved CGMP facility and will be initiating clinical trials of an experimental cosmetic ingredient in this indication to determine efficacy. We expect these studies to be completed in 2020 and cost approximately $120,000. We will not make any medicinal or therapeutic claims based on this trial. In parallel, we have initiated development studies to file an investigational new drug (“IND”) application for FDA regulated clinical studies in this indication. We expect the developmental studies to be completed in the third quarter of 2020 and the IND filing to be submitted in the fourth quarter of 2020. We originally anticipated developmental studies to be completed in the first quarter of 2020, however, these studies were delayed due to COVID-19. The cost of the developmental studies are estimated to be approximately $250,000.

Plan of Operation

Management is focusing its efforts on realizing its business plan of being a consumer product development company with a proprietary, trademarked line of CBD-infused products:  CaniSun, CaniSkin and CaniDermRX.   We are in the early stage of manufacturing, distributing, and marketing a diverse line of consumer products infused with CBD.

Recent Developments

On June 21, 2019, we filed a Form 1-A Regulation A Offering Statement under the Securities Act of 1933, as amended, and subsequent amendments thereto on July 29, 2019 and August 19, 2019 (the “Form 1-A”). On September 5, 2019 the Form 1-A was qualified by the staff of the Securities and Exchange Commission. Pursuant to the Form 1-A, as of December 31, 2019, we have sold 735,000 shares of its common stock, $0.001 par value per share, at a purchase price of $1.00 per share, resulting in gross proceeds of $785,000, before deducting offerings expenses of $23,000.

Effective February 21, 2020, Jupiter Wellness Inc. (“Jupiter Sub”), our wholly-owned subsidiary, entered into a membership interest purchase agreement with Magical Beasts LLC (“Magical Beasts”), a Nevada limited liability corporation, and Krista Whitley, its sole interest holder, pursuant to which Jupiter Sub acquired all of the membership interests in Magical Beasts (the “Magical Beasts Acquisition”) in exchange for the following consideration:

•	$250,000 cash at closing;

•	A $1,000,000 promissory note, payable by us, due upon the earlier of i) the closing of a public offering or ii) December 31, 2020; and

•	an option to purchase 250,000 restricted shares of our common stock at an exercise price of $1.00 per share.

In connection with the Magical Beasts Acquisition, Jupiter Sub shall enter into an executive employment agreement with Krista Whitley to act as our Director of Marketing, however, until such agreement is entered into, Jupiter Sub shall pay Krista Whitley an annual salary of $150,000.

In connection with the Magical Beasts Acquisition, on February 21, 2020, Jupiter Sub and Magical Beasts entered into a sales agency agreement (the “Sales Agency Agreement”), pursuant to which Magical Beasts and Ms. Whitley will act as a sales agent for Jupiter Sub’s products. The Sales Agency Agreement shall terminate on December 31, 2020. The Magical Beasts’ Acquisition and the Sales Agency Agreement significantly expand our sales and marketing capabilities. It has also significantly improved our web capabilities.

On February 21, 2020, Jupiter Sub entered into a sales distributor agreement (the “Distribution Agreement”) with Ayako Holdings, Inc. (“Ayako”), a Nevada corporation, pursuant to which Ayako retained Jupiter Sub as its exclusive sales and distribution agent for certain of its products. The Distribution Agreement, as extended, shall terminate on December 31, 2022. The Distribution Agreement includes an intellectual property licensing agreement (the “Licensing Agreement”) with Ayako, Magical Beasts and Happy Rat Licensing, LLC, a Nevada limited liability company, (collectively, the “Licensor”), dated February 18, 2020, pursuant to which the Licensor assigned its rights, titles, interests and claims to certain trademarks to Jupiter Wellness Marketing, Inc., as set forth in the Licensing Agreement. The Licensing Agreement lists Jupiter Wellness Marketing, Inc. as the assignee, which is the registered doing business as name for Jupiter Sub. The brands covered by the Distribution Agreement are “Bella”, “Jack”, “Felix & Ambrosia”, “fitCBD”, “Black Belt CBD”, and “Wellness CBD 1937”, which are all topical solutions containing CBD (collectively, the “Brands”).

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The primary products that we started to sell pursuant to the Distribution Agreement are “1937 Comfort Cream”, “Wellness 1937 Temple Tonic”, “Felix and Ambrosia CBD Infused Heel Stick Crack” and related foot cream and a line of eye creams, anti- aging cream, anti-aging mask and “Bella Alpha C-Serum for Day”. The 1937 Comfort Cream is a vegan, non-comedogenic cream formulated to provide immediate cooling relief for pain. It is formulated with natural oils to provide immediate cooling relief from the blend of arnica, camphor, peppermint, Hawaiian cramp bark and other oils. The 8 ounce cream contains 1,000 mgs of 0%THC American grown industrial hemp derived oil. The Wellness 1937 CBD Temple Tonic is a three ounce rollerball to apply to your temple or lower neck area. It contains an oil blend that includes jojoba oil infused with guarana, peppermint, lavender, chamomile, eucalyptus, Hawaiian cramp bark and other oils. The three ounce roller contains 500 mgs of 0% THC American grown industrial hemp derived CBD. The Felix and ambrosia CBD Infused Heel Stick and foot cream is a moisturizing balm for dry, cracked heels. It is made with peppermint, lemon, aloe, tea tree oil, lavender, eucalyptus and other oils. It is infused with 0% THC American grown industrial hemp derived CBD. The antiaging eye cream, anti-aging day cream, anti-aging mask with AHA and the Bella alpha C-Serum for day products all contain a mixture of oils and are infused with 0% THC American grown industrial hemp. We have recently been selling them in a package called “Quarantine Glow Up Package” where you get one of each. Pursuant to the Distribution Agreement, Jupiter Sub also acquired all of Ayako’s current inventory of the Brands. All our current brands can be found at www.CBDCaring.com.

Beginning in March 2020, we began selling masks, gloves and hand sanitizer, in order to take advantage of our supply relationships and the demand for such products. While, this is not part of our long-term strategy, we intend to continue to pursue such opportunities in the near term while they present themselves. We have created our own 6- ounce hand sanitizer which our sun care manufacturer produces for us and we sell under our brand.

On June 17, 2020, the Company filed a Form S-1 with the SEC to offer for sale 1,000,000 units (each a “Unit”), each Unit consisting of one share of common stock, par value $0.001 per share, and one warrant (each a “Warrant”), in a firm commitment initial public offering at an assumed price of US$7.50 per Unit. Each Warrant is immediately exercisable, will entitle the holder to purchase one share of common stock at an exercise price of US$8.50 and will expire five (5) years from the date of issuance. The shares of common stock and Warrants may be transferred separately immediately upon issuance (see Form S-1 filed June 17, 2020).

The Offering also includes 50,000 shares of common stock and/or Warrants to purchase up to 150,000 additional shares of common stock (equal to 15% of the number of shares of common stock and Warrants underlying the Units sold in the offering) that the underwriters have a 45-day option to purchase to cover over-allotments, if any. The Warrants are exercisable at a price per common share of $8.50.

Significant Accounting Policies and Estimates

Our management’s discussion and analysis of our financial condition and results of operations is based on our audited financial statements, which have been prepared in accordance with United States generally accepted accounting principles, or U.S. GAAP, and the rules and regulations of the Securities and Exchange Commission. The preparation of the financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements (See Note 2 to the Consolidated Financial Statements for the year ended December 31, 2018), as well as the reported revenue generated, and expenses incurred during the reporting periods. Our estimates are based on our historical experience and on various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions and any such differences may be material. We believe that the accounting policies discussed below are critical to understanding our historical and future performance, as these policies relate to the more significant areas involving management’s judgments and estimates.

Emerging Growth Company Status

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended, (the “Securities Act”), as modified by the Jumpstart our Business Startups Act of 2012, (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

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Use of Estimates

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with a maturity of three months or less when purchased to be cash and equivalents for purposes of the statement of cash flows. There were no cash equivalents as of December 31, 2019 and 2018.

Property and Equipment.

Furniture and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. Maintenance and repairs are expensed as incurred.

Net Loss per Common Share

Net income (loss) per common share is computed pursuant to section 260-10-45 of the FASB Accounting Standards Codification. Basic net income (loss) per share is computed by dividing net income (loss) by the weighted average number of shares of common stock outstanding during the period. If applicable, diluted earnings per share assume the conversion, exercise or issuance of all common stock instruments such as options, warrants, convertible securities and preferred stock, unless the effect is to reduce a loss or increase earnings per share. Warrants and options are not considered in the calculations, as the impact of the potential common shares would be to decrease the loss per share.

	For the Year Ended December 31, 2019	For the period from October 24, 2018 (Inception) to December 31, 2018

Numerator:
Net (loss)	$(925,462)	$(59,734)

Denominator:
Denominator for basic earnings per share - Weighted-average common shares issued and outstanding during the period	6,301,219	3,364,113
Denominator for diluted earnings per share	6,301,219	3,364,113
Basic (loss) per share	$(0.15)	$(0.02)
Diluted (loss) per share	$(0.15)	$(0.02)

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the accompanying balance sheet, primarily due to their short-term nature.

Stock based compensation

The Company recognizes compensation costs to employees under FASB Accounting Standards Codification 718 “Compensation - Stock Compensation” (“ASC 718”). Under ASC 718, companies are required to measure the compensation costs of share-based compensation arrangements based on the grant-date fair value and recognize the costs in the financial statements over the period during which employees are required to provide services. Share based compensation arrangements include stock options and warrants. As such, compensation cost is measured on the date of grant at their fair value. Such compensation amounts, if any, are amortized over the respective vesting periods of the option grant.

On October 24, 2018, the inception date, the Company adopted ASU No. 2018-07 “Compensation - Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting.” These amendments expand the scope of Topic 718, Compensation - Stock Compensation (which currently only includes share-based payments to employees) to include share-based payments issued to nonemployees for goods or services. Consequently, the accounting for share-based payments to nonemployees and employees will be substantially aligned.

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Income Taxes

The Company accounts for income taxes under ASC 740 Income Taxes (“ASC 740”). ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statement and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized.

ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim period, disclosure and transition. Based on the Company’s evaluation, it has been concluded that there are no significant uncertain tax positions requiring recognition in the Company’s financial statements. Since the Company was incorporated on October 24, 2018, the evaluation was performed for 2018 tax year which would be the only period subject to examination. The Company believes that its income tax positions and deductions would be sustained on audit and does not anticipate any adjustments that would result in a material changes to its financial position. The Company’s policy for recording interest and penalties associated with audits is to record such items as a component of income tax expense.

The Company’s deferred tax asset at December 31, 2019 consists of net operating loss carry forwards calculated using federal and state effective tax rates equating to approximately $120,000 less a valuation allowance in the amount of approximately $120,000. Because of the Company’s lack of earnings history, the deferred tax asset has been fully offset by a valuation allowance in the year ended December 31, 2019. Because of our lack of earnings history, the deferred tax asset has been fully offset by a valuation allowance in the year ended December 31, 2019.

Related parties

The Company follows subtopic 850-10 of the FASB Accounting Standards Codification for the identification of related parties and disclosure of related party transactions.

Pursuant to Section 850-10-20 the related parties include a. affiliates of the Company; b. Entities for which investments in their equity securities would be required, absent the election of the fair value option under the Fair Value Option Subsection of Section 825–10–15, to be accounted for by the equity method by the investing entity; c. trusts for the benefit of employees, such as pension and profit-sharing trusts that are managed by or under the trusteeship of management; d. principal owners of the Company; e. management of the Company; f. other parties with which the Company may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests; and g. Other parties that can significantly influence the management or operating policies of the transacting parties or that have an ownership interest in one of the transacting parties and can significantly influence the other to an extent that one or more of the transacting parties might be prevented from fully pursuing its own separate interests.

The financial statements shall include disclosures of material related party transactions, other than compensation arrangements, expense allowances, and other similar items in the ordinary course of business. However, disclosure of transactions that are eliminated in the preparation of consolidated or combined financial statements is not required in those statements. The disclosures shall include: a. the nature of the relationship(s) involved; b. a description of the transactions, including transactions to which no amounts or nominal amounts were ascribed, for each of the periods for which income statements are presented, and such other information deemed necessary to an understanding of the effects of the transactions on the financial statements; c. the dollar amounts of transactions for each of the periods for which income statements are presented and the effects of any change in the method of establishing the terms from that used in the preceding period; and d. amounts due from or to related parties as of the date of each balance sheet presented and, if not otherwise apparent, the terms and manner of settlement.

Recent Accounting Pronouncements

In June 2018, the FASB issued ASU 2018-07, which simplifies the accounting for nonemployee share-based payment transactions. The amendments specify that Topic 718 applies to all share-based payment transactions in which a grantor acquires goods or services to be used or consumed in a grantor’s own operations by issuing share-based payment awards. The standard will be effective for us in the first quarter of our fiscal year 2020, although early adoption is permitted (but no sooner than the adoption of Topic 606). The adoption of this standard did not have a significant impact on the Company’s results of operations, financial condition, cash flows, and financial statement disclosures.

In May 2014, the FASB issued ASU No. 2014-09, “Revenue from Contracts with Customers”. The new standard provides a five-step approach to be applied to all contracts with customers and also requires expanded disclosures about revenue recognition. The ASU is effective for annual reporting periods beginning after December 15, 2017, including interim periods and is to be retrospectively applied. The adoption of this standard did not have a significant impact on the Company’s results of operations, financial condition, and cash flows. The adoption of this standard did not result in additional financial statement disclosures.

In February 2016, Topic 842, “Leases” was issued to replace the leases requirements in Topic 840, “Leases”. The main difference between previous GAAP and Topic 842 is the recognition of lease assets and lease liabilities by lessees for those leases classified as operating leases under previous GAAP. A lessee should recognize in the balance sheet a liability to make lease payments (the lease liability) and a right-of-use asset representing its right to use the underlying asset for the lease term. For leases with a term of 12 months or less, a lessee is permitted to make an accounting policy election by class of underlying asset not to recognize lease assets and lease liabilities. If a lessee makes this election, it should recognize lease expense for such leases generally on a straight-line basis over the lease term. The accounting applied by a lessor is largely unchanged from that applied under previous GAAP. Topic 842 will be effective for annual reporting periods beginning after December 15, 2018, including interim periods within those annual periods and is to be retrospectively applied. Earlier application is permitted. The adoption of this standard did not have a significant impact on the Company’s results of operations, financial condition, cash flows, and financial statement disclosures.

Management does not believe that any recently issued, but not effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.

Revenue Recognition

The Company generates its revenue from the sale of its products directly to the end user or distributor (collectively the “customer”).

The Company recognizes revenues by applying the following steps in accordance with FASB Accounting Standards Codification 606 “Revenue from Contracts with Customers” (“ASC 606”). Under ASC 606, revenues are recognized when control of the promised goods or services are transferred to a customer, in an amount that reflects the consideration that the Company expects to receive in exchange for those goods or services. The Company applies the following five steps in order to determine the appropriate amount of revenue to be recognized as it fulfills its obligations under each of its agreements:

•	Identify the contract with a customer;
•	Identify the performance obligations in the contract;
•	Determine the transaction price;
•	Allocate the transaction price to performance obligations in the contract; and
•	Recognize revenue as the performance obligation is satisfied.

The Company has no remaining obligation to customers after the date on which its customers purchase its products.

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Results of Operations

Year ended December 31, 2019 and for the period from October 24, 2018 (Inception) through December 31, 2018.

 The following table provides selected financial data about us for the year ended December 31, 2019 and for the period from October 24, 2018 (inception) through December 31, 2018, respectively.

		From October 24, 2018 (Inception) to
	December 31, 2019	December 31, 2018
Sales	$6,455	$—
Cost of Sales	18,024	—
Gross Profit (Loss)	(11,569)
Total expenses	(913,893)	(59,734)
Net Loss	$(925,462)	$(59,734)

Revenues

We generated revenues of $6,455 for the year ended December 31, 2019 and none for the period from Inception to December 31, 2018.

Operating Expenses

We had total operating expenses of $913,893 for the year ended December 31, 2019. Operating expenses were in connection with our daily operations as follows: (i) marketing expenses of $74,145 consisting of internet awareness of $14,812, website development of $26,407, trade shows of $19,821 and promotional displays of $13,105; (ii) research and development of $108,957 consisting of product development and formulation of $67,850 and clinical research of $41,107; (iii) legal and professional expenses of $132,318, consisting of corporate advisory services of $35,000, registration statement preparation fees of $75,000, intellectual property fees of $10,000 and general corporate governance fees and trademark fees of $12,318; (iv) rent of $17,783; (v) stock based compensation of $357,904 and (vi) general and administrative expenses of $217,610, consisting of accounting fees of $21,500, consulting fees of $5,000, payroll and related taxes of $67,206, Board of Director fees of $26,000, patent filing expenses of $12,178, travel expenses of $22,682, charitable contributions of $5,750, meals and entertainment of $6,046, office supplies and expense of $8,943, filing fees of $10,427 and other normal office and administration expenses of $32,328.

Income/Losses

We incurred a net loss of $925,462 for the year ended December 31, 2019 and a net loss of $59,734 for the period from October 24, 2028 (Inception) through December 31, 2018.

Liquidity and Capital Resources

The following table provides selected financial data about our company as of December 31, 2019 and 2018, respectively.

Working Capital

	December 31	December 31,
	2019	2018
Cash	$531,026	$161,316
Other Current Assets	$214,763	$30,000
Total Current Assets	$745,789	$191,316
Total Current Liabilities	$(336,444)	$(7,000)
Working Capital	$409,345	$184,316

As at December 31, 2019 our company’s cash balance was $531,026 and total assets were $745,789. As at December 31, 2018, our company’s cash balance was $161,316 and total assets were $191,316.

As at December 31, 2019, our company had total liabilities of $366,581, compared with total liabilities of $7,000 as at December 31, 2018.

As at December 31, 2019, our company had working capital of $409,345 compared with working capital of $184,316 as at December 31, 2018. The increase in working capital was primarily attributed to a convertible promissory note of $250,000 and sale of shares of common stock of the Company totaling $762,000, net of offering costs.

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Cash Flows

On June 21, 2019, we filed the Form 1-A and subsequent amendments thereto on July 29, 2019 and August 19, 2019. On September 5, 2019 the Form 1-A was qualified by the staff of the Securities and Exchange Commission. Pursuant to the Form 1-A, as of December 31, 2019, we have sold 735,000 shares of our common stock, $0.001 par value per share, at a purchase price of $1.00 per share, resulting in gross proceeds of $735,000, before deducting offerings expenses.

The following table sets forth the significant sources and uses of cash for the year ended December 31, 2019 and for the period from October 24, 2018 (inception) through December 31, 2018, respectively:

	December 31, 2019	December 31, 2018

Cash Flows Used in Operating Activities	$(692,740)	$(82,734)
Cash Flows Used in Investing Activities	$—	$—
Cash Flows From Financing Activities	$1,062,450	$244,050
Net Change in Cash During the Period	$369,710	$161,316

 Cash Flow from Operating Activities

During the year ended December 31, 2019, our company incurred a net loss $925,462 and provided an additional $232,722 from a net increase in operating liabilities for a total use of $692,740 in cash in operating activities. During the period from October 24, 2028 (Inception) through December 31, 2018, we incurred a net loss of $59,734 and we used an additional $23,000 from a net increase in operating assets for a total use of $82,734 in cash in operating activities.

Cash Flow from Investing Activities

None

Cash Flow from Financing Activities

On June 10, 2019, we issued a Twenty-Five Thousand Dollar ($25,000) convertible promissory note (the “Caro Note”) to Caro Partners, LLC (“Caro”), a consulting firm owned by Brian S. John, our Chief Executive Officer and a member of our Board of Directors. The term of the Caro Note was one year. The interest rate was ten percent (10%) non compounded and payable semi-annually. The Caro Note was convertible at any time by Caro at a conversion price of $0.25 per share of common stock. The Caro Note was paid in full in September 2019.

On June 25, 2019, we issued a Fifty Thousand Dollars ($50,000) convertible promissory note (the "Wilson Note") for funds lent by Dr. Glynn Wilson, one of our directors. The term of the Wilson Note is one year. The interest rate is ten percent (10%) non-compounded and payable semi-annually. The Wilson Note is convertible at any time by the holder at a conversion price of $0.25 per share of common stock.

On December 31, 2019, we issued a convertible promissory note in the principal amount of $250,000 and an interest rate of eight percent (8%) per annum to an LLC owned by a consultant to the Company. The note has a maturity date of December 31, 2020 and the holder may, at any time, convert the outstanding principal amount, or any portion of the outstanding principal amount, of the note, together with any accrued but unpaid interest, at a conversion price of $3.00 per share. We may, at any time, prepay all or any part of the principal amount at a premium equal to eight percent (8%) of the outstanding principal amount.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, and capital expenditures or capital resources that are material to stockholders.

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 ITEM 3: DIRECTORS AND OFFICERS

The following table sets forth below is certain information with respect to the individuals who are our directors and executive officers as of the date hereof:

Name	Age	Position(s)
Brian S. John	51	Chief Executive Officer and Director
Douglas McKinnon	70	Chief Financial Officer
Richard Miller	52	Chief Operating Officer and Director
Dr. Glynn Wilson	73	Director
Dr. Hector Alila	67	Director
Tim Glynn	59	Director
Chris Melton	48	Director
Byron Young	45	Director

Brian S. John, Chief Executive Officer and Director, is one of our founders and has served as our Chief Executive Officer since October 2018. For the past 20 years, Brian has been an investor and advisor to companies around the globe. He is the founder of Caro Partners, LLC, a financial consulting firm specializing in assisting emerging growth companies primarily in the sub- $100 million space, and has worked with hundreds of companies in dozens of countries over the last 25 years. Mr. John was the Chief Executive Officer of Teeka Tan Products Inc., a sun care company he co-founded in 2004 and later sold. He also serves on the board of directors of The Learning Center at the Els Center of Excellence–a school for children with autism in Jupiter, Florida.

Douglas O. McKinnon, Chief Financial Officer, has served as our Chief Financial officer since August 15, 2019. Mr. McKinnon has served as the Chief Executive Officer of AppYea, Inc. since March 2016. Mr. McKinnon has served as a director of Surna, Inc. since March, 2014 and as Surna’s Executive Vice President and Chief Financial Officer since April, 2014. Prior to Surna, Inc., Mr. McKinnon served as Chief Executive Officer of 1st Resource Group, Inc. for four years. Mr. McKinnon's 35+ year professional career includes financial, advisory and operation experience across a broad spectrum of industry sectors, including oil and gas, technology, cannabis and communications. He has served in C-level positions in both private and public sectors, including Chairman and CEO of an American-Stock-Exchange traded company, VP - Chief Administrative Officer of a $12-billion market cap Nasdaq-traded company for which the management team raised over $2.2 billion, CFO of several publicly-held US, Canadian and Australian companies, and CEO/CFO of various other private enterprises. As an entrepreneur, Mr. McKinnon has been involved in organizations ranging from start-up companies using venture capital funding to publicly traded institutional backed companies. Additionally, Mr. McKinnon has extensive merger and acquisition, and turnaround experience.

Richard Miller, Chief Operating Officer and Director, has served as our Chief Operating Officer since October 2018 and served as our Chief Financial Officer from November 2018 until August 2019. Since 2003, Mr. Miller has served as president of Caro Consulting, Inc. a consulting firm that advises emerging growth companies. Over the last twenty years Mr. Miller has provided strategic advice to hundreds of companies across diverse industries. He has assisted C Level executives with expanding, financing and other challenges emerging companies face. Mr. Miller was co-founder of Teeka Tan Suncare Products. Prior to the company’s sale, he was instrumental in the design and launch a full line of boutique sun care products. He is an advocate for school safety and local schools through his grass roots group My School Counts.

Dr. Glynn Wilson, Chairman, Head of Research and Development, has served as one of our directors since November 2018. Mr. Wilson was appointed our Chairman and Head of Research and Development on October 15, 2019. Dr. Wilson previously served as a Director of TapImmune, Inc. from February 2005 until October, 2018 and as Chief Executive Officer from July 2009 through September 2017. Dr. Wilson also served as President of Auriga Laboratories, Inc. from June 1, 2005 through March 13, 2006, and as Chief Scientific Officer from March 13, 2016 through August 25, 2006. He was the Chief Scientific Officer at Tacora Corporation from 1994 to 1997 and was the Vice-President, R&D, at Access Pharmaceuticals from 1997 to 1998. Dr. Wilson was Research Area Head, Cell and Molecular Biology in Advanced Drug Delivery at Ciba-Geigy Pharmaceuticals from 1984-1989 and Worldwide Head of Drug Delivery at SmithKline Beecham from 1989 to 1994. He was a faculty member at Rockefeller University, New York, in the laboratory of the Nobel Laureates, Sanford Moore and William Stein, from 1974 to 1979. Dr. Wilson is a recognized leader in the development of drug delivery systems and has been involved in taking lead products & technologies from concept to commercialization. Dr. Wilson has a Ph. D. in Biochemistry and conducted medical research at The Rockefeller University, New York. Dr. Wilson brings an extensive background of success in corporate management and product development with tenures in both multinational and start-up biotech organizations.

Dr. Hector Alila, Director, has served as one of our directors since February 2019. Dr. Alila brings 30 years of demonstrated scientific experience in product development and successful management leadership in biopharmaceutical industry. He is the Founding President and Chief Executive Officer of Esperance Pharmaceutical Inc., a clinical stage biopharmaceutical company that has successfully developed novel targeted cancer therapeutics currently in clinical development. Dr. Alila founded Esperance Pharmaceutical, Inc. in 2006. Prior to Esperance, Dr. Alila served as Senior Vice President of Drug Development at Protalex, Inc., where he led the development of a drug currently in clinical trials for treatment of autoimmune diseases. He was previously Vice President of Product Development at Cell Pathways, Inc., where he was responsible for the development cancer drugs, and a director of Biology/pharmacology at GeneMedicine, Inc., where he led product development of gene medicines.  He also held several research, product development and management positions at SmithKline Beecham Pharmaceuticals.  He obtained his Ph.D. in physiology and immunology from Cornell University.

Timothy G. Glynn, Director, has served as one of our directors since March 2019. Mr. Glynn spent nearly 25 years on Wall Street where he worked as a Senior Vice President in Lehman Brothers’ Private Client/Middle Market Group. He also held top positions at Citigroup Global Markets Private Client division. After retiring from Wall Street in early 2007, Mr. Glynn subsequently founded many companies including Speed Trade Technologies, a quant-based hedge fund; Emerging Growth Advisors, a leading national advisory company to small-and medium-size public and private enterprises; which he later sold to a public company. He has advised chief executive officers and their companies all over the world on a myriad of subjects including: capital structure, operational excellence and branding along with many other important corporate issues. He recently served as Chief Investment and Innovation Officer for the Children’s Home Society of Florida, one of the largest not-for profit ($130mm+) Children’s Organizations and Foundations in the nation. In addition to his position as Managing Member at TNT Capital Advisors, LLC, he is the Founder and Managing Member for TNT Holdings Group, LLC, a consulting and investment group with several related entities including, TNT Legacy, LLC, a land acquisition and development enterprise, and TNT Capital Group.

Christopher Marc Melton, Director, has served as one of our directors since August 2019. Mr. Melton has served as director of SG Blocks, Inc. since November of 2011 and currently serves as the Audit Committee Chairman. From 2000 to 2008, Mr. Melton was a Portfolio Manager for Kingdon Capital Management ("Kingdon") in New York City, where he ran in excess of $1 Billion book in media, telecom, and Japanese investment. Mr. Melton opened Kingdon's office in Japan, where he set up a Japanese research company. From 1997 to 2000, Mr. Melton served as a Vice President at JPMorgan Investment Management as an equity research analyst, where he helped manage $1 Billion plus in REIT funds under management.  Mr. Melton was a Senior Real Estate Equity Analyst at RREEF Funds in Chicago from 1995 to 1997. Mr. Melton is Principal and co-founder of Callegro Investments, a specialist land investor. He currently serves on several Public and Private Boards as well as Chairman of the Audit Committee of a Nasdaq listed company.

Byron T. Young, Director, was appointed as one of our directors in October of 2019. Additionally, Mr. Young has served as Treasurer and Chairman of the Board of Zenergy Brands, Inc. since December 2015. Zynergy brands was a technology company engaged in the energy and utilities space. Zynergy provided building automation systems, retail energy and energy conservation solutions to commercial and industrial users. In 2010, Mr. Young founded Assist Wireless, a wireless communication company, and currently serves as its CEO. Mr. Young founded a retail energy provider in 2005 under the name Young Energy, LLC, which provides electricity and natural gas services to residential and commercial customers in Texas and where Mr. Young currently serves as a senior advisor and board member. In 2001, Mr. Young founded a competitive local exchange carrier (C-LEC) under the name of Extel Enterprises, which was ultimately sold to publicly traded Usurf America, Inc. in 2004.

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Family Relationships

There are no family relationships among and between the issuer’s directors, officers, persons nominated or chosen by the issuer to become directors or officers, or beneficial owners of more than ten percent of any class of the issuer’s equity securities.

Board Composition

Director Independence

Our business and affairs are managed under the direction of our Board of Directors, which consist of SIX members. Under Nasdaq rules, independent directors must comprise a majority of a listed company’s Board of Directors within a specified period after completion of this offering. In addition, Nasdaq rules require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and governance committees be independent, subject to certain phase-ins for newly-public companies. Under Nasdaq rules, a director will only qualify as an “independent director” if, in the opinion of that company’s Board of Directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Exchange Act. In order to be considered independent for purposes of Rule 10A-3, a member of an audit committee may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board committee (1) accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries or (2) be an affiliated person of the listed company or any of its subsidiaries.

Our Board of Directors has undertaken a review of its composition, the composition of its committees and the independence of each director. Based upon information requested from and provided by each director concerning his or her background, employment and affiliations, including family relationships, our Board of Directors has determined that Messrs. Melton, Alila and Glynn do not have any relationships that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the applicable rules and regulations of the SEC and the listing requirements and rules of Nasdaq. In making this determination, our Board of Directors considered the current and prior relationships that each non-employee director has with our company and all other facts and circumstances our board of directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director.

In making this determination, our Board of Directors considered the current and prior relationships that each non-employee director has with our company and all other facts and circumstances our Board of Directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director.

Board Committees

Our Board has established Audit, Compensation and Nominating and Corporative Governance Committees. Our Board of Directors may establish other committees to facilitate the management of our business. The composition and functions of the audit committee, compensation committee and nominating and corporate governance committee are described below. Members will serve on committees until their resignation or until otherwise determined by our Board of Directors.

Audit Committee

Our audit committee consists of Messrs. Melton, Glynn and Alila with Mr. Melton serving as the chairman. Our Board of Directors has determined that Mr. Melton is an “audit committee financial expert ” within the meaning of the SEC regulations. Our Board of Directors has also determined that each member of our audit committee can read and understand fundamental financial statements in accordance with applicable requirements. In arriving at these determinations, the Board of Directors has examined each audit committee member’s scope of experience and the nature of their employment in the corporate finance sector. The functions of this committee include:

•	selecting a qualified firm to serve as the independent registered public accounting firm to audit our financial statements;

•	helping to ensure the independence and performance of the independent registered public accounting firm;

•	discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing, with management and the independent accountants, our interim and year-end operating results;

•	developing procedures for employees to submit concerns anonymously about questionable accounting or audit matters;

•	reviewing our policies on risk assessment and risk management;

•	reviewing related party transactions;

•	obtaining and reviewing a report by the independent registered public accounting firm at least annually, that describes our internal quality-control procedures, any material issues with such procedures, and any steps taken to deal with such issues when required by applicable law; and

•	approving (or, as permitted, pre-approving) all audit and all permissible non-audit services, other than de minimis non-audit services, to be performed by the independent registered public accounting firm.

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Compensation Committee

Our compensation committee consists of Messrs. Melton, Glynn and Alila with Mr. Glynn serving as the chairman. The functions of the compensation committee will include:

•	reviewing and approving, or recommending that our Board of Directors approve, the compensation of our executive officers;

•	reviewing and recommending that our Board of Directors approve the compensation of our directors;

•	reviewing and approving, or recommending that our Board of Directors approve, the terms of compensatory arrangements with our executive officers;

•	administering our stock and equity incentive plans;

•	selecting independent compensation consultants and assessing conflict of interest compensation advisers;

•	reviewing and approving, or recommending that our Board of Directors approve, incentive compensation and equity plans; and

•	reviewing and establishing general policies relating to compensation and benefits of our employees and reviewing our overall compensation philosophy.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee consists of Messrs. Wilson, Glynn and John with Mr. Wilson serving as the chairman. The functions of the nominating and governance committee will include:

•	identifying and recommending candidates for membership on our Board of Directors;

•	including nominees recommended by stockholders;

•	reviewing and recommending the composition of our committees;

•	overseeing our code of business conduct and ethics, corporate governance guidelines and reporting; and

•	making recommendations to our Board of Directors concerning governance matters.

The nominating and corporate governance committee also annually reviews the nominating and corporate governance committee charter and the committee’s performance.

Board Leadership Structure and Role in Risk Oversight

Our Board of Directors is primarily responsible for overseeing our risk management processes on behalf of our company. The Board of Directors receives and reviews periodic reports from management, auditors, legal counsel, and others, as considered appropriate regarding our company’s assessment of risks. The Board of Directors focuses on the most significant risks facing our company and our company’s general risk management strategy, and also ensures that risks undertaken by our Company are consistent with the board’s appetite for risk. While the board oversees our company’s risk management, management is responsible for day-to-day risk management processes. We believe this division of responsibilities is the most effective approach for addressing the risks facing our company and that our board leadership structure supports this approach.

Our amended and restated bylaws provide our Board with flexibility in its discretion to combine or separate the positions of Chairman of the Board and Chief Executive Officer. The Board currently separates the roles of Chief Executive Officer and Chairman of the Board in recognition of the differences between the two roles. Our Chief Executive Officer, who is also a member of our Board, is responsible for setting the strategic direction of the Company and the day-to-day leadership and performance of the Company, while the Chairman of the Board provides guidance to the Chief Executive Officer, sets the agenda for the Board meetings, presides over meetings of the Board and tries to reach a consensus on Board decisions. Although these roles are currently separate, the Board believes it should be able to freely select the Chairman of the Board based on criteria that it deems to be in the best interest of the Company and its stockholders, and therefore one person may, in the future, serve as both the Chief Executive Officer and Chairman of the Board.

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Code of Ethics

The Company has adopted a code of ethics and conduct applicable to all of our directors, officers, employees and all persons performing similar functions. We expect that any amendments to the code, or any waivers of its requirements, will be disclosed in our public filings with the SEC.

Corporate Governance Guidelines

The Company has adopted corporate governance guidelines that serve as a flexible framework within which our Board of Directors and its committees operate. These guidelines cover a number of areas including the size and composition of the board, board membership criteria and director qualifications, director responsibilities, board agenda, roles of the chairman of the board and Chief Executive Officer and Chief Financial Officer, meetings of independent directors, committee responsibilities and assignments, board member access to management and independent advisors, director communications with third parties, director compensation, director orientation and continuing education, evaluation of senior management and management succession planning.

Involvement in Certain Legal Proceedings

To our knowledge, our directors and executive officers have not been involved in any of the following events during the past ten years:

1.	any bankruptcy petition filed by or against such person or any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

2.	any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

3.	being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him from or otherwise limiting his involvement in any type of business, securities or banking activities or to be associated with any person practicing in banking or securities activities;

4.	being found by a court of competent jurisdiction in a civil action, the SEC or the Commodity Futures Trading Commission to have violated a Federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

5.	being subject of, or a party to, any Federal or state judicial or administrative order, judgment decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of any Federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

6.	being subject of or party to any sanction or order, not subsequently reversed, suspended, or vacated, of any self-regulatory organization, any registered entity or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

14

EXECUTIVE COMPENSATION

The following table sets forth the compensation for the period from our inception on October 24, 2018 through the date hereof earned by or awarded to, as applicable, our principal executive officer, principal financial officer and our other most highly compensated executive officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	All Other Compensation ($)	Total Compensation ($)
Brian S. John(1)	2019	$—	$5,000	$—	$—	$—	$5,000
Chief Executive Officer

Richard Miller(2)	2019	$—	$5,000	$—	$—	$—	$5,000
Chief Operating Officer and former Chief Financial Officer

Dr. Glynn Wilson(3)	2019	$—	$5,000	$75,000	$—	$—	$80,000
Chairman of the Board and Head of Research and Development

1.	Mr. John was appointed as Chief Executive Officer on October 28, 2018.
2.	Mr. Miller was appointed as Chief Financial Officer on November 1, 2018. Mr. Miller transitioned from Chief Financial Officer to Chief Operating Officer on August 15, 2019.
3.	Dr. Wilson was appointed as a director in November 2018 and as Chairman on October 15, 2019.

Employment Agreements with Named Officers

On February 1, 2020, we entered into a written employment agreement with Brian John, pursuant to which Mr. John shall serve as our Chief Executive Officer (the “John Employment Agreement”). The John Employment Agreement has an initial term from February 1, 2020 through January 1, 2021, and shall automatically renew for one (1) year periods unless otherwise terminated by either party. Mr. John shall be paid a salary of $125,000 (the “Base Salary”) for the period commencing February 1, 2020 and ending January 1, 2021, with such Base Salary increasing by 10% for each renewal term. Mr. John shall also be entitled to a quarterly cash bonus as follows: 5% of net revenues up to $1 Million; plus 4% of the second $1 Million in net revenues; plus 3% of the third $1 Million in net revenues; plus 2% of the fourth $1 Million in net revenues; plus 1% of all net revenues in excess of $4 Million; provided, that: (i) the bonus is subject to a cap of $2 Million; and (ii) the bonus may be paid, at the election of Mr. John, in cash or shares of our common stock (calculated at the fair market value of such shares as determined by the Board). In the event of Mr. John’s death during the term of the John Employment Agreement, his Base Salary at that time shall be paid to his designated beneficiary, or, in the absence of such designation, to his estate or other legal representative, for three (3) months from the date of death. In addition, all granted but unvested stock options shall immediately vest and all vested but unexercised stock options shall remain exercisable by Mr. John’s designated beneficiary, or, in the absence of such designation, to his estate or other legal representative, through the term of such stock options. In the event of Mr. John’s disability, he shall be entitled to compensation in accordance with our disability compensation practice for senior executives, including any separate arrangement or policy covering him, but in all events he shall continue to receive his Base Salary at the time of his disability for a for a period of three (3) months beginning on the date the disability is deemed to have occurred. In addition, all granted but unvested stock options shall immediately vest and all vested but unexercised stock options shall remain exercisable by Mr. John through the term of such stock options. In the event we terminate the John Employment Agreement without cause, Mr. John shall continue to carry out his responsibilities under the John Employment Agreement for one month and shall be paid his normal Base Salary. In addition, upon such termination without cause, we shall pay Mr. John a lump sum equal to his entire remaining Base Salary under the John Employment Agreement, all granted but unvested stock options shall immediately vest and all vested but unexercised stock options shall remain exercisable by Mr. John through the term of such stock options. In the event of a Change in Control or Attempted Change in Control, each as defined in the John Employment Agreement attached hereto as Exhibit 10.8, during the term of the John Employment Agreement, Mr. John shall have the right to terminate the John Employment Agreement upon thirty (30) days’ written notice given at any time within one year after the occurrence of such event, and Mr. John shall be entitled to the same compensation as if the John Employment Agreement was terminated without cause.

On February 1, 2020, we entered into a written employment agreement with Richard Miller, pursuant to which Mr. Miller shall serve as our Chief Operating Officer (the “Miller Employment Agreement”). The Miller Employment Agreement has a term of one (1) year and shall automatically renew for one (1) year periods unless otherwise terminated by either party. Mr. Miller shall be paid a salary of $100,000 (the “Miller Base Salary”) for the period commencing February 1, 2020 and ending February 1, 2021, with such Miller Base Salary increasing by 10% for each renewal term. Mr. Miller shall also be entitled to a quarterly cash bonus as follows: 5% of net revenues up to $1 Million; plus 4% of the second $1 Million in net revenues; plus 3% of the third $1 Million in net revenues; plus 2% of the fourth $1 Million in net revenues; plus 1% of all net revenues in excess of $4 Million; provided, that: (i) the bonus is subject to a cap of $2 Million; and (ii) the bonus may be paid, at the election of Mr. Miller, in cash or shares of our common stock (calculated at the fair market value of such shares as determined by the Board). In the event of Mr. Miller’s death during the term of the Miller Employment Agreement, his Miller Base Salary at that time shall be paid to his designated beneficiary, or, in the absence of such designation, to his estate or other legal representative, for three (3) months from the date of death. In addition, all granted but unvested stock options shall immediately vest and all vested but unexercised stock options shall remain exercisable by Mr. Miller’s designated beneficiary, or, in the absence of such designation, to his estate or other legal representative, through the term of such stock options. In the event of Mr. Miller’s disability, he shall be entitled to compensation in accordance with our disability compensation practice for senior executives, including any separate arrangement or policy covering him, but in all events he shall continue to receive the Miller Base Salary at the time of his disability for a for a period of three (3) months beginning on the date the disability is deemed to have occurred. In addition, all granted but unvested stock options shall immediately vest and all vested but unexercised stock options shall remain exercisable by Mr. Miller through the term of such stock options. In the event we terminate the Miller Employment Agreement without cause, Mr. Miller shall continue to carry out his responsibilities under the Miller Employment Agreement for one month and shall be paid his normal Miller Base Salary. In addition, upon such termination without cause, we shall pay Mr. Miller a lump sum equal to his entire remaining Miller Base Salary under the John Employment Agreement, all granted but unvested stock options shall immediately vest and all vested but unexercised stock options shall remain exercisable by Mr. Miller through the term of such stock options. In the event of a Change in Control or Attempted Change in Control, each as defined in the Miller Employment Agreement attached hereto as Exhibit 10.9, during the term of the Miller Employment Agreement, Mr. Miller shall have the right to terminate the Miller Employment Agreement upon thirty (30) days’ written notice given at any time within one year after the occurrence of such event, and Mr. Miller shall be entitled to the same compensation as if the Miller Employment Agreement was terminated without cause.

On August 5, 2019 (the “McKinnon Execution Date”), we entered into a written employment agreement with Douglas McKinnon, pursuant to which Mr. McKinnon shall serve as our Chief Financial Officer (the “McKinnon Employment Agreement”). Pursuant to the McKinnon Employment Agreement, we shall grant Mr. McKinnon up to 300,000 shares of our common stock, whereby 100,000 shares shall be granted to Mr. McKinnon and vest on the McKinnon Execution Date, either i) 100,000 shares or ii) an option to purchase 100,000 shares, issued pursuant to our contemplated equity incentive plan, shall be granted to Mr. McKinnon on the first anniversary of the McKinnon Execution Date, and either i) 100,000 shares or ii) an option to purchase 100,000 shares, issued pursuant to our contemplated equity incentive plan, shall be granted to Mr. McKinnon on the second anniversary of the McKinnon Execution Date. The McKinnon Employment Agreement has a term of three (3) years and shall automatically renew for one (1) year periods unless otherwise terminated by either party. Mr. McKinnon shall be paid a salary in an amount commensurate with his position and responsibilities at similar companies, subject to the mutual agreement between us and Mr. McKinnon. In the event we terminate the McKinnon Employment Agreement without cause, we shall pay to Mr. McKinnon his base salary, including participation in all benefit programs, for one (1) year or the remainder of the then-current term, whichever is more. In the event of either i) a change of control of the Company or ii) we change the responsibilities of Mr. McKinnon, Mr. McKinnon shall have the option to terminate the McKinnon Employment Agreement and shall be entitled to all compensation remaining to be paid during the then-current term of the McKinnon Employment Agreement plus an additional one-year period.

15

Employment Agreements with Senior Management

On October 15, 2019, (the “Wilson Execution Date”), we entered into an employment agreement with Dr. Glynn Wilson, pursuant to which Dr. Wilson shall serve as our Chairman of the Board and Head of Research and Development (the “Wilson Employment Agreement”). Pursuant to the Wilson Employment Agreement, we shall grant Dr. Wilson up to 700,000 shares of our common stock, whereby 300,000 shares shall be granted to Dr. Wilson and vest on the Wilson Execution Date, either i) 200,000 shares or ii) an option to purchase 200,000 shares, issued pursuant to our contemplated equity incentive plan, shall be granted to Dr. Wilson on the first anniversary of the Wilson Execution Date, and either i) 200,000 shares or ii) an option to purchase 200,000 shares, issued pursuant to our contemplated equity incentive plan, shall be granted to Dr. Wilson on the second anniversary of the Wilson Execution Date. The Wilson Employment Agreement has a term of three (3) years and shall automatically renew for one (1) year periods unless otherwise terminated by either party. In the event we terminate the Wilson Employment Agreement without cause, we shall pay to Dr. Wilson his base salary, including participation in all benefit programs, for one (1) year or the remainder of the then-current term, whichever is more. In the event of either i) a change of control of the Company or ii) we change the responsibilities of Dr. Wilson, Dr. Wilson shall have the option to terminate the Wilson Employment Agreement and shall be entitled to all compensation remaining to be paid during the then-current term of the Wilson Employment Agreement plus an additional one-year period.

Stock Incentive Plan

On April 22, 2020, our Board of Directors and majority shareholders approved the Jupiter Wellness, Inc. 2020 Equity Incentive Plan (the “Plan”), to be administered by the our Compensation Committee. Pursuant to the Plan, we are authorized to grant options and other equity awards to officers, directors, employees and consultants. The purchase price of each share of common stock purchasable under an award issued pursuant to the Plan, shall be determined by our Compensation Committee, in its sole discretion, at the time of grant, but shall not be less than 100% of the fair market of such share of common stock on the date the award is granted, subject to adjustment. Our Compensation Committee shall also have sole authority to set the terms of all awards at the time of grant.

Outstanding Equity Awards at Fiscal Year-End

In connection with the Employment Agreements described above, Mr. McKinnon and Dr. Wilson were authorized a grant of 100,000 shares and 300,000 shares, respectively, of our common stock. As of December 31, 2019 and the date hereof, these shares had not been issued. There were no other outstanding equity awards at the end of December 31, 2019.

Director Compensation

During the year ended December 31, 2018 we did not pay any compensation to our Directors. The following table sets forth the amounts paid to Directors during the year ended December 31, 2019.

Directors	Amount
Brian John	$5,000
Richard Miller	$5,000
Glynn Wilson	$5,000
Hector Alila	$4,000
Tim Glynn	$4,000
Christopher Melton	$2,000
Byron Young	$1,000
$26,000

Agreements with Directors

On February 25, 2019 (the “Alila Execution Date”), we entered into an independent director’s agreement with Dr. Hector Alila, pursuant to which Dr. Alila shall serve as one of our directors (the “Alila Agreement”). Pursuant to the Alila Agreement, we shall pay Dr. Alila $1,000 per quarter, per annum. Additionally, we shall issue to Mr. Melton an option to purchase 33,330 shares of our common stock on the Alila Execution Date and for each additional year Dr. Alila serves as a director (the “Alila Options”). The Alila Options shall have a three (3) year term and an exercise price of $0.25 per share and shall be issued on each anniversary date of his election.

On March 13, 2019 (the “Glynn Execution Date”), we entered into an independent director’s agreement with Timothy Glynn, pursuant to which Mr. Glynn shall serve as one of our directors (the “Glynn Agreement”). Pursuant to the Glynn Agreement, we shall pay Mr. Glynn $1,000 per quarter, per annum. Additionally, we shall issue to Mr. Glynn an option to purchase 50,000 shares of our common stock on the Glynn Execution Date and for each additional year Mr. Melton serves as a director (the “Glynn Options”). The Glynn Options shall have a three (3) year term and an exercise price of $0.25 per share and shall be issued on each anniversary date of his election.

On July 29, 2019 (the “Melton Execution Date”), we entered into an independent director’s agreement with Christopher Melton, pursuant to which Mr. Melton shall serve as one of our directors and our Audit Committee Chairperson (the “Melton Agreement”). Pursuant to the Melton Agreement, we shall pay Mr. Melton $1,000 per quarter, per annum. Additionally, we shall issue to Mr. Melton an option to purchase 33,000 shares of our common stock on the Melton Execution Date and for each additional year Mr. Melton serves as a director (the “Melton Options”). The Melton Options shall have a three (3) year term and an exercise price of $0.25 per share and shall be issued on each anniversary date of his election.

On October 25, 2019 (the “Young Execution Date”), we entered into an independent director’s agreement with Byron Young, pursuant to which Mr. Young shall serve as one of our directors (the “Young Agreement”). Pursuant to the Young Agreement, we shall pay Mr. Young $1,000 per quarter, per annum. Additionally, we shall issue to Mr. Young an option to purchase 25,000 shares of our common stock on the Young Execution Date and for each additional year Mr. Young serves as a director (the “Young Options”). The Young Options shall have a three (3) year term and an exercise price of $1.00 per share and shall be issued on each anniversary date of his election.

16

ITEM 4.	SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS AND RELATED STOCKHOLDER MATTERS

Security Ownership of Management and Certain Beneficial Owners

The following table sets forth certain information with respect to the beneficial ownership of our voting securities by (i) any person or group owning more than 5% of any class of voting securities; (ii) our director and chief executive officer; (iii) our chief financial officer; and (iv) all executive officers and directors as a group as of October 7, 2019. The information presented below regarding beneficial ownership of our voting securities has been presented in accordance with the rules of the Securities and Exchange Commission and is not necessarily indicative of ownership for any other purpose. Under these rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares the power to vote or direct the voting of the security or the power to dispose or direct the disposition of the security. A person is deemed to own beneficially any security as to which such person has the right to acquire sole or shared voting or investment power within 60 days through the conversion or exercise of any convertible security, warrant, option or other right. More than one person may be deemed to be a beneficial owner of the same securities. Unless otherwise indicated, the address of all listed stockholders is c/o Jupiter Wellness, Inc., 725 N. Hwy A1A, Suite C-106, Jupiter, FL 33477.

Name of Beneficial Owner	Common Stock Beneficially Owned	Percentage of Common Stock Before Offering	Percentage of Common Stock After Offering(1)
Directors and Officers:

Brian S. John Chief Executive Officer and Director	3,000,000	43.52%	38.00%

Doug McKinnon Chief Financial Officer	0(2)	-	%

Richard Miller Chief Operating Officer and Director	1,150,000	16.68%	14.57%

Glynn Wilson Director	100,000(3)	1.45%	1.27%

Dr. Hector Alila Chairman	33,330(4)	*	* %

Tim Glynn Director	50,000(4)	*	* %

Christopher Melton Director	33,000(4)	*	* %

Byron Young Director	25,000(4)	*	* %

All officers and directors (8 persons)	4,391,330	62.43%	54.66%

Beneficial owners of more than 5%

Secured and Collateralized Lending LLC	345.000	5.01%	4.37%

*represents less than 1%

1.	Assumes i) no exercise by the underwriter of its option to purchase 150,000 additional shares of common stock and/or 150,000 Warrants to cover over-allotments, if any; ii) no exercise of the underwriter’s warrants; and iii) 1,000,000Units sold in this offering.
2.	Does not included 100,000 shares authorized by our Board but not yet issued.
3.	Does not included 300,000 shares authorized by our Board but not yet issued.
4.	Represents shares issuable upon the exercise of stock options at a price of $0.25 per share.
5.	Secured and Collateralized Lending LLC is located at 14 Elliott Ave, Suite # 2, Bryn Mawr, PA 19010

17

ITEM 5.	INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

 Certain Relationships and Related Party Transactions

On June 20, 2019, we issued a Twenty-Five Thousand Dollar ($25,000) convertible promissory note (the “Caro Note”) for funds lent by Caro Partners, LLC, a consulting company owned by our Founder, Chief Executive Officer and director, Brian S. John. The term of the Caro Note is one year. The interest rate is ten percent (10%) non-compounded and payable semi-annually. The Caro Note is convertible at any time by the Note holder at a conversion price of $0.25 per share of common stock. The Caro Note was paid in full in September 2019. As a result, no value was allocated to the conversion feature.

On June 25, 2019, we issued a Fifty Thousand Dollars ($50,000) convertible promissory note the (“Wilson Note”) for funds lent by Dr. Glynn Wilson, one of our directors. The term of the Wilson Note is one year. The interest rate is ten percent (10%) non–compounded and payable semi-annually. The Wilson Note is convertible at any time by the holder at a conversion price of $0.25 per share of common stock.

On December 31, 2019, the Company issued a convertible promissory note for $250,000 to an entity run by a consultant of the Company. The note has a term of one year, an annual interest rate of eight percent (8%), payable semi-annually, and convertible into the Company’s common stock at any time by the holders at a conversion price of $3.00 per share.

ITEM 6. OTHER INFORMATION

None.

18

ITEM 7. FINANCIAL STATEMENTS

Page
Report of Registered Public Accounting Firm	F-1
Balance Sheets as of December 31, 2019 and 2018	F-2
Statement of Operations for the Year ended December 31, 2019 and for the period from October 24, 2018 (Inception) to December 31, 2018	F-3
Statements of Changes in Stockholders' Equity (Deficit) for the Year ended December 31, 2019 and for the period from October 24, 2018 (Inception) to December 31, 2018	F-4
Statement of Cash Flows for the Year ended December 31, 2019 and for the period from October 24, 2018 (Inception) to December 31, 2018	F-5
Notes to the Financial Statements for the Year ended December 31, 2019 and for the period from October 24, 2018 (Inception) to December 31, 2018	F-6

19

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and

Stockholders of Jupiter Wellness, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Jupiter Wellness, Inc. (the Company) as of December 31, 2019 and December 31, 2018, and the related statements of operations, stockholders’ equity (deficit), and cash flows for the year and period ending December 31, 2019 and from October 24, 2018 (Inception) through December 31, 2018 and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018 and the results of its operations and its cash flows, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company suffered losses from operations which raise substantial doubt about its ability to continue as a going concern. Managements plans regarding those matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ M&K CPAS, PLLC

We have served as the Company’s auditor since 2019.

Houston, TX

June 17, 2020

F-1

JUPITER WELLNESS, INC.

BALANCE SHEETS

AS OF DECEMBER 31, 2019 AND 2018

	December 31, 2019	December 31, 2018

Assets

Cash	$531,026	$161,316
Due from third party	400	30,000
Inventory	135,478	—
Account receivable	1,911	—
Prepaid expenses	25,000	—
Right of use assets	49,974	—
Security Deposits	2,000	—
Total current assets	745,789	191,316

Total assets	$745,789	$191,316

Liabilities and Shareholders’ Equity

Accounts Payable	10,721	7,000
Convertible Notes payable to related party	300,000	—
Current portion of lease liability	20,566	—
Accrued liabilities	5,157
Total current Liabilities	336,444	7,000

Long-term portion lease liability	30,137	—
Total liabilities	366,581	7,000

Preferred stock, $0.001 par value, 100,000 shares authorized of which none are issued and outstanding
Common stock, $.001 par value, 100,000,000 shares authorized, of which 6,893,000 and 5,958,000 shares issued and outstanding as of December 31, 2019 and 2018, respectively	6,893	5,958
Common stock payable	325,000	—
Additional paid-in capital	1,032,511	238,542
Subscription Receivable	—	(450)
Accumulated deficits	(985,196)	(59,734)
Total Shareholders’ Equity	379,208	184,316

Total Liabilities and Shareholders’ Equity	$745,789	$191,316

The accompanying notes are an integral part of these financial statements

F-2

JUPITER WELLNESS, INC.

STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2019

AND FOR THE PERIOD FROM OCTOBER 24, 2018 (INCEPTION) THROUGH DECEMBER 31, 2018

	Year ended December 31, 2019	For the from October 24, 2018 (Inception) through December 31, 2018
Revenue
Sales	$6,455	$—
Cost of Sales	18,024	—
Gross profit (loss)	(11,569)	—

Operating expense
General and administrative expenses	908,717	59,734
Total operating expense	908,717	59,734

Other income / (expense)
Interest income	1,381	—
Interest expense	(6,557)	—
Total other income / (expense)	(5,176)	—

Net (loss)	(925,462)	(59,734)

Net (loss) per share:
Basic	$(0.15)	$(0.02)

Weighted average number of shares
Basic	6,301,219	3,364,113

The accompanying notes are an integral part of these financial statements

F-3

JUPITER WELLNESS, INC.

STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

FOR THE YEAR ENDED DECEMBER 31, 2019 AND FOR THE PERIOD

FROM OCTOBER 24, 2018 (INCEPTION) TO DECEMBER 31, 2018

	Common Stock		Common	Additional
	Shares	Amount	Stock Payable	Paid-In Capital	Subscription Receivable	Accumulated Deficits	Total
Balance, October 24, 2018 (Inception)	—	$—	—	$—	$—	$—	$—

Founders shares of common stock issued for cash	5,000,000	5,000	—	—	(450)	—	4,550

Common stock issued for cash	958,000	958	—	238,542	—	—	239,500

Net (loss)	—	—	—	—	—	(59,734)	(59,734)

Balance, December 31, 2018	5,958,000	$5,958	—	$238,542	$(450)	$(59,734)	$184,316

Common stock issued for cash (net of offering expenses)	935,000	935	—	761,065	—	—	762,000

Collection of subscription receivable	—	—	—		450	—	450

Common stock warrants issued as compensation	—	—	—	32,904	—	—	32,904

Common stock payable for services	—	—	325,000	—	—	—	325,000

Net (loss)	—	—	—	—	—	(925,462)	(925,462)

Balance, December 31, 2019	6,893,000	$6,893	$325,000	$1,032,511	$—	$(985,196)	$379,208

The accompanying notes are an integral part of these financial statements

F-4

JUPITER WELLNESS, INC.

STATEMENT OF CASH FLOWS

FOR THE YEAR ENDED DECEMBER 31, 2019 AND FOR THE PERIOD

FROM OCTOBER 24, 2018 (INCEPTION) TO DECEMBER 31, 2018

	Year ended December 31, 2019	For the from October 24, 2018 (Inception) through December 31, 2018

Cash flows from operating activities:
Net (loss)	$(925,462)	$(59,734)
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Shares of common stock to be issued for services	325,000	—
Stock options issued for compensation	32,904	—
Changes in operating assets and liabilities:
Due from third party	29,600	(30,000)
Accounts receivable	(1,911)	—
Inventory	(135,478)	—
Prepaid expenses	(25,000)	—
Right of use assets	(49,974)	—
Lease liability	50,703	—
Security deposits	(2,000)	—
Accounts payable	3,721	7,000
Accrued liabilities	5,157	—
Net cash (used in) operating activities	(692,740)	(82,734)

Cash flows from financing activities:
Repayment of notes payable – related party	(25,000)	—
Proceeds from notes payable - related party	75,000	—
Proceeds from convertible promissory note payable	250,000	—
Collection of subscription receivable	450	—
Proceeds from sales of common stock	762,000	244,050
Net cash provided by financing activities	1,062,450	244,050

Net increase in cash and cash equivalents	369,710	161,316

Cash and cash equivalents at the beginning of the period	161,316	—
Cash and cash equivalents at the end of the period	$531,026	$161,316

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for interest	$—	$—
Cash paid for income taxes	$—	$—

The accompanying notes are an integral part of these financial statements

F-5

Jupiter Wellness, Inc.

Notes to Financial Statements

For the Year Ended December 31, 2019 and

For the Period From October 24, 2018 (Inception) through December 31, 2018

Note 1 - Organization and Business Operations

Jupiter Wellness, Inc. (the “Company”) was formed on October 24, 2018 under the laws of the State of Delaware, and is headquartered in Jupiter, Florida. The Company is a leading cutting-edge wellness brand dedicated to exploring and developing multiple therapeutic and medical use for Cannabidiol (CBD) in the treatment of various ailment and diseases such as cancer, arthritis, anxiety, insomnia, psoriasis, chronic pain amongst others.

As of December 31, 2018, the Company had not yet commenced any operations. During the year ended December 31, 2019, the Company generated revenue of $6,455. The Company’s activities through December 31, 2019 are primarily related to the Company’s formation and the offering of its common stock pursuant to the Form 1-A (as described in Note 6 below). The Company has selected December 31 as its fiscal year end.

Going Concern Consideration

As of December 31, 2019, the Company an accumulated deficit of $985,196, and the cash flow used in operations during the year ended December 31, 2019 was $692,740. The Company has incurred and expects to continue to incur significant costs in pursuit of its exploring and developing plans. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management has taken certain action and continues to implement changes designed to improve the Company’s financial results and operating cash flows.  The actions involve certain cost-saving initiatives and growing strategies, including (a) engage in very limited activities without incurring any liabilities that must be satisfied in cash until a source of funding is secured; and (b) offer noncash consideration and seek for equity lines as a means of financing its operations. If the Company is unable to obtain revenue producing contracts or financing or if the revenue or financing it does obtain is insufficient to cover any operating losses it may incur, it may substantially curtail or terminate its operations or seek other business opportunities through strategic alliances, acquisitions or other arrangements that may dilute the interests of existing stockholders.

Note 2 - Significant Accounting Policies

Basis of Presentation

The accompanying financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of US Securities and Exchange Commission (“SEC”).

Emerging Growth Company Status

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended, (the “Securities Act”), as modified by the Jumpstart our Business Startups Act of 2012, (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

F-6

Use of Estimates

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with a maturity of three months or less when purchased to be cash and equivalents for purposes of the statement of cash flows. There were no cash equivalents as of December 31, 2019 and 2018.

Inventory

Inventories are stated at the lower of cost or market. The Company periodically reviews the value of items in inventory and provides write-downs or write-offs of inventory based on its assessment of market conditions. Write-downs and write-offs are charged to cost of goods sold.

Net Loss per Common Share

Net income (loss) per common share is computed pursuant to section 260-10-45 of the FASB Accounting Standards Codification. Basic net income (loss) per share is computed by dividing net income (loss) by the weighted average number of shares of common stock outstanding during the period. If applicable, diluted earnings per share assume the conversion, exercise or issuance of all common stock instruments such as options, warrants, convertible securities and preferred stock, unless the effect is to reduce a loss or increase earnings per share. As such, options, warrants, convertible securities and preferred stock are not considered in the calculations, as the impact of the potential common shares would be to decrease the loss per share.

	For the Year Ended December 31, 2019	For the period from October 24, 2018 (Inception) to December 31, 2018

Numerator:
Net (loss)	$(925,462)	$(59,734)

Denominator:
Denominator for basic earnings per share - Weighted-average common shares issued and outstanding during the period	6,301,219	3,364,113
Denominator for diluted earnings per share	6,301,219	3,364,113
Basic (loss) per share	$(0.15)	$(0.02)
Diluted (loss) per share	$(0.15)	$(0.02)

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the accompanying balance sheet, primarily due to their short-term nature.

Revenue Recognition

The Company generates its revenue from the sale of its products directly to the end user or distributor (collectively the “customer”).

The Company recognizes revenues by applying the following steps in accordance with FASB Accounting Standards Codification 606 “Revenue from Contracts with Customers” (“ASC 606”). Under ASC 606, revenues are recognized when control of the promised goods or services are transferred to a customer, in an amount that reflects the consideration that the Company expects to receive in exchange for those goods or services. The Company applies the following five steps in order to determine the appropriate amount of revenue to be recognized as it fulfills its obligations under each of its agreements:

•	identify the contract with a customer;

•	identify the performance obligations in the contract;

•	determine the transaction price;

•	allocate the transaction price to performance obligations in the contract; and

•	recognize revenue as the performance obligation is satisfied.

The Company has no remaining obligation to customers after the date on which its customers purchase its products.

F-7

Accounts Receivable and Credit Risk

Accounts receivable are generated from sales of the Company’s products. The Company provides an allowance for doubtful collections, which is based upon a review of outstanding receivables, historical collection information, and existing economic conditions. As of December 31, 2019, the Company has not recognized any allowance for doubtful collections.

Stock based compensation

The Company recognizes compensation costs to employees under FASB Accounting Standards Codification 718 “Compensation - Stock Compensation” (“ASC 718”). Under ASC 718, companies are required to measure the compensation costs of share-based compensation arrangements based on the grant-date fair value and recognize the costs in the financial statements over the period during which employees are required to provide services. Share based compensation arrangements include stock options and warrants. As such, compensation cost is measured on the date of grant at their fair value. Such compensation amounts, if any, are amortized over the respective vesting periods of the option grant.

On October 24, 2018, the inception date, the Company adopted ASU No. 2018-07 “Compensation - Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting.” These amendments expand the scope of Topic 718, Compensation - Stock Compensation (which currently only includes share-based payments to employees) to include share-based payments issued to nonemployees for goods or services. Consequently, the accounting for share-based payments to nonemployees and employees will be substantially aligned.

Income Taxes

The Company accounts for income taxes under ASC 740 Income Taxes (“ASC 740”). ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statement and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized.

ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim period, disclosure and transition. Based on the Company’s evaluation, it has been concluded that there are no significant uncertain tax positions requiring recognition in the Company’s financial statements. Since the Company was incorporated on October 24, 2018, the evaluation was performed for 2018 and 2019 tax year which would be subject to examination. The Company believes that its income tax positions and deductions would be sustained on audit and does not anticipate any adjustments that would result in a material changes to its financial position. The Company’s policy for recording interest and penalties associated with audits is to record such items as a component of income tax expense.

The Company’s deferred tax asset at December 31, 2019 consists of net operating loss carry forwards calculated using federal and state effective tax rates equating to approximately $120,000 less a valuation allowance in the amount of approximately $120,000. Because of the Company’s lack of earnings history, the deferred tax asset has been fully offset by a valuation allowance in the year ended December 31, 2019.

The table below reconciles the US federal income tax rate to the effective rate for the years ended December 31, 2019 and 2018.

	2019	2018
Income Tax at Statutory Rate	(21%)	(21%)
Effect of Operating Losses	21%	21%
	0%	0%

Related parties

The Company follows subtopic 850-10 of the FASB Accounting Standards Codification for the identification of related parties and disclosure of related party transactions.

Pursuant to Section 850-10-20 the related parties include a. affiliates of the Company; b. entities for which investments in their equity securities would be required, absent the election of the fair value option under the Fair Value Option Subsection of Section 825–10–15, to be accounted for by the equity method by the investing entity; c. trusts for the benefit of employees, such as pension and profit-sharing trusts that are managed by or under the trusteeship of management; d. principal owners of the Company; e. management of the Company; f. other parties with which the Company may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests; and g. other parties that can significantly influence the management or operating policies of the transacting parties or that have an ownership interest in one of the transacting parties and can significantly influence the other to an extent that one or more of the transacting parties might be prevented from fully pursuing its own separate interests.

The financial statements shall include disclosures of material related party transactions, other than compensation arrangements, expense allowances, and other similar items in the ordinary course of business. However, disclosure of transactions that are eliminated in the preparation of consolidated or combined financial statements is not required in those statements. The disclosures shall include: a. the nature of the relationship(s) involved; b. a description of the transactions, including transactions to which no amounts or nominal amounts were ascribed, for each of the periods for which income statements are presented, and such other information deemed necessary to an understanding of the effects of the transactions on the financial statements; c. the dollar amounts of transactions for each of the periods for which income statements are presented and the effects of any change in the method of establishing the terms from that used in the preceding period; and d. amounts due from or to related parties as of the date of each balance sheet presented and, if not otherwise apparent, the terms and manner of settlement.

F-8

Recent Accounting Pronouncements

In June 2018, the FASB issued ASU 2018-07, which simplifies the accounting for non-employee share-based payment transactions. The amendments specify that Topic 718 applies to all share-based payment transactions in which a grantor acquires goods or services to be used or consumed in a grantor’s own operations by issuing share-based payment awards. The standard will be effective for us in the first quarter of our fiscal year 2020, although early adoption is permitted (but no sooner than the adoption of Topic 606). The adoption of this standard is not expected to have a significant impact on the Company’s results of operations, financial condition, cash flows, and financial statement disclosures.

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606) ("ASU 2014-09"). ASU 2014-09 will supersede virtually all existing revenue guidance. Under this update, an entity is required to recognize revenue upon transfer of promised goods or services to customers, in an amount that reflects the expected consideration received in exchange for those goods or services. As such, an entity will need to use more judgment and make more estimates than under the current guidance. ASU 2014-09 is to be applied retrospectively either to each prior reporting period presented in the financial statements, or only to the most current reporting period presented in the financial statements with a cumulative effect adjustment to retained earnings. The Company has elected to apply the impact (if any) of applying ASU 2014-09 to the most current reporting period presented in the financial statements with a cumulative effect adjustment to retained earnings.

In February 2016, Topic 842, “Leases” was issued to replace the leases requirements in Topic 840, “Leases”. The main difference between previous GAAP and Topic 842 is the recognition of lease assets and lease liabilities by lessees for those leases classified as operating leases under previous GAAP. A lessee should recognize in the balance sheet a liability to make lease payments (the lease liability) and a right-of-use asset representing its right to use the underlying asset for the lease term. For leases with a term of 12 months or less, a lessee is permitted to make an accounting policy election by class of underlying asset not to recognize lease assets and lease liabilities. If a lessee makes this election, it should recognize lease expense for such leases generally on a straight-line basis over the lease term. The accounting applied by a lessor is largely unchanged from that applied under previous GAAP. Topic 842 will be effective for annual reporting periods beginning after December 15, 2018, including interim periods within those annual periods and is to be retrospectively applied. The Company has adopted this standard beginning January 1, 2019. The adoption of this standard has not had a significant impact on the Company’s results of operations, financial condition, cash flows, and financial statement disclosures.

F-9

Note 3 - Prepaid Expenses

As of December 31, 2019, the Company had prepaid expenses of $25,000, consisting of offering expenses in connection with a pending fund raise.

Note 4 - Inventory

As of December 31, 2019, the Company had inventory of $135,478, consisting of finished goods, raw materials and packaging supplies.

Note 5 - Convertible Notes Payable – Related Parties

On June 10, 2019, the Company entered into a Twenty-Five Thousand Dollar ($25,000) Convertible Promissory Note (the “Caro Note”) with Caro Partners, LLC (“Caro”), a consulting firm owned by Brian S. John, our Chief Executive Officer and a member of our Board of Directors,. The term of the Caro Note was one year. The interest rate was ten percent (10%) non compounded and payable semi-annually. The Caro Note was convertible at any time by Caro at a conversion price of $0.25 per share of common stock. The Caro Note was paid in full in September 2019. As a result, no value was allocated to the conversion feature.

As of December 31, 2019, the aggregate outstanding balance of notes payable to related parties (the “Convertible Promissory Notes”) was $300,000, net of repayments of $25,000 in September 2019.

The terms of the Convertible Promissory Notes are as follows:

The first Convertible Promissory Note for $50,000, dated July 2019, has a term of one year, an annual interest rate of ten percent (10%), which is non compounded and payable semi-annually, and convertible into the Company’s common stock at any time by the holder at a conversion price of $0.25 per share, which is considered as the fair value of the Company’s common stock based on the arm’s length equity transactions since there is no open market for the Company’s common stock yet. As a result, the Company determined that the conversion features contained in this Convertible Promissory Note should carry neither beneficial conversion feature nor derivative liabilities.

The second Convertible Promissory Note for $250,000, dated December 31, 2019, has a term of one year, an annual interest rate of eight percent (8%), effective on December 31, 2019, which is non compounded and payable semi-annually, and convertible into the Company’s common stock at any time by the holders at a conversion price of $3.00 per share, which is considered as the fair value of the Company’s common stock based on the arm’s length equity transactions since there is no open market for the Company’s common stock yet. As a result, the Company determined that the conversion features contained in the Note should carry neither beneficial conversion feature nor derivative liabilities.

The Company recorded interest expense of $2,181 related to the Convertible Promissory Notes during the year ended December 31, 2019, and the accrued interest payable of $2,181 was included into accrued liabilities as of December 31, 2019.

F-10

Note 6 - Capital Structure

Common Stock - The Company is authorized to issue a total of 100,000,000 shares of common stock with par value of $0.001 and 100,000 shares of preferred stock with par value of $0.001. As of December 31, 2019, 6,893,000 shares of common stock were issued and outstanding and no shares of preferred stock were issued and outstanding.

Founder Shares

As of December 31, 2018, 5,000,000 shares of the Company’s common stock were issued to the Founders of the Company (“Founder Shares”) for an aggregate amount of $5,000 to the management of the Company, of which $4,550 was collected as of December 31, 2018 and $450 was collected during the year ended December 31, 2019.

Subscription Shares

During 2018 and 2019, approximately 14 investors submitted subscription agreements to the Company regarding the purchase of total 1,158,000 shares of the Company’s Common Stock by cash payment of total $289,500, or $0.25 per share, of which $239,500 was collected as of December 31, 2018 and $50,000 was collected in 2019. The transaction was independently negotiated between the Company and the investors. The proceeds from the subscription agreements mitigated the Company’s cash pressure in short term.

Regulation A Offering

On June 21, 2019, the Company filed a Form 1-A Regulation A Offering Statement Under the Securities Act of 1933, as amended, and subsequent amendments thereto on July 29, 2019 and August 19, 2019 (the “Form 1-A”). On September 5, 2019, the Form 1-A was qualified by the Securities and Exchange Commission. Pursuant to the Form 1-A, as of December 31, 2019, the Company has sold 735,000 shares of its common stock, $0.001 par value per share, at a purchase price of $1.00 per share, resulting in gross proceeds of $735,000, before deducting offering expenses of $23,000.

Total net proceeds to the Company from the Subscription Shares and Regulation A shares during the year ended December 31, 2019 were $762,000.

 Common Stock to be Issued

During 2019, the Company granted 100,000 shares of its common stock to its Chief Financial Officer and 300,000 shares to its Chairman. The shares were valued at $0.25 and $1.00 per share, respectively, and the Company recognized a total of $325,000 as compensation expense for the year ended December 31, 2019. The shares had not been issued as of December 31, 2019.

F-11

Note 7 - Warrants and Options

In connection with the subscription agreements discussed in Note 6, during the years ended December 31, 2019 and 2018, the Company granted the subscribers a total of 1,158,000 warrants to purchase up to 1,158,000 shares of common stock at an exercise price of $0.50 per share, with a term of two years.

The fair value of these warrants was measured using the Black-Scholes valuation model at the grant date. The table below sets forth the assumptions for Black-Scholes valuation model on the respective reporting date.

Reporting Date	Relative Fair Value	Term (Years)	Exercise Price	Market Price on Grant Date	Volatility Percentage	Risk-free Rate
11/26/2018	$108,163	2	$0.50	$0.25	717%	0.0286
2/18/2019	$30,000	2	$0.50	$0.25	717%	0.0227
4/3/2019	$20,000	2	$0.50	$0.25	717%	0.0233

 The following tables summarize all warrant outstanding as of December 31, 2019, and the related changes during this period.

	Number of Warrants	Exercise Price
Stock Warrants
Balance at December 31, 2018	958,000	$0.50
Granted	200,000	$0.50
Exercised	—	—
Expired	—	—
Balance at December 31, 2019	1,158,000	0.50
Warrants Exercisable at December 31, 2019	1,158,000	$0.50

In connection with four of our Directors, Dr. Alila, Mr. Glynn, Mr. Meltion and Mr. Young, each entering into an Independent Director’s Agreement, the Directors were granted stock options to purchase a total of 141,330 shares of the Company’s common stock. The options have a three-year term with an exercise price between $0.25 and $3.00, and vest immediately. The Agreements call for an annual grant of additional options.

The fair value of these options was measured using the Black-Scholes valuation model at the grant date. The table below sets forth the assumptions for Black-Scholes valuation model on the respective reporting date.

Reporting Date	Number of Options Granted	Term (Years)	Exercise Price	Market Price on Grant Date	Volatility Percentage	Fair Value
2/25/19 – 7/29/19	116,330	3	$0.25	$0.25	194-281%	$20,955
10/25/19	25,000	3	$3.00	$0.25	193%	$11,949

The Company recognized $32,904 as compensation expense in the financial statements for the year ended December 31, 2019.

Note 8 - Commitments and Contingencies

The Company entered into an office lease dated April 1, 2019 with a primary term of one-year plus two one-year extension at the Company’s option. The base lease rate during the primary term is $2,000 per month, and the monthly rate during the optional extension will be increased to $2,080 and $2,163, respectively. The Company paid a total of $21,430 in rent and related fees during the year ended December 31, 2019.

Under the new standard for lease reporting, the company recorded a Right of Use Asset (“ROU”) and an offsetting lease liability of $64,327 representing the present value of the future payments under the lease calculated using a 10% discount rate (the current borrowing rate of the company). The ROU and lease liability are amortized over the three year life of the lease. The unamortized balances at December 31, 2019 were ROU of $49,974, current lease liability of $20,566 and non-current lease liability of $30,137. Additionally, the Company recognized accreted interest expense of $4,376.

Legal Proceedings

The Company may be subject to legal proceedings and claims arising from contracts or other matters from time to time in the ordinary course of business. Management is not aware of any pending or threatened litigation where the ultimate disposition or resolution could have a material adverse effect on its financial position, results of operations or liquidity.

F-12

Note 9 - Subsequent Events

Issuances of Convertible Debt

During the first quarter of 2020, the Company issued three convertible notes of $25,000, $250,000 and $300,000 effective on January 2, 2020, January 23, 2020 and March 9, 2020, respectively.

The $25,000 note has a one-year term and accrues interest at an annual interest rate of eight percent (8%) non compounded and payable semi-annually. The note is convertible into the Company’s common stock at any time by the note holder at a conversion price of $3.00 per share, which is considered as the fair value of the Company’s common stock based on the arm’s length equity transactions since there is no open market for the Company’s common stock yet. As a result, the Company determined that the conversion features contained in the note should carry neither beneficial conversion feature nor derivative liabilities.

The $250,000 note has a one-year term and accrues interest at an annual interest rate of eight percent (8%) non compounded and payable semi-annually. The note is convertible into the Company’s common stock at any time by the note holder at a conversion price of $3.00 per share, which is considered as the fair value of the Company’s common stock based on the arm’s length equity transactions since there is no open market for the Company’s common stock yet. As a result, the Company determined that the conversion features contained in the note should carry neither beneficial conversion feature nor derivative liabilities.

The $300,000 note has a one-year term and accrues interest at an annual interest rate of eight percent (8%) non compounded and payable semi-annually. The note is convertible into the Company’s common stock at any time by the Note holder at a conversion price of $3.00 per share.

Acquisition of Magical Beasts, LLC

Effective February 21, 2020, Jupiter Wellness Inc. (“Jupiter Sub”), our wholly-owned subsidiary, entered into a membership interest purchase agreement with Magical Beasts LLC (“Magical Beasts”), a Nevada limited liability corporation, and Krista Whitley, its sole interest holder, pursuant to which Jupiter Sub acquired all of the membership interests in Magical Beasts (the “Magical Beasts Acquisition”) in exchange for the following consideration:

•	$250,000 cash at closing;

•	A $1,000,000 promissory note, non-interest bearing, payable by us, due upon the earlier of i) the closing of this offering or ii) December 31, 2020; and

•	an option to purchase 250,000 restricted shares of our common stock at an exercise price of $1.00 per share;

In connection with the Magical Beasts Acquisition, Jupiter Sub shall enter into an executive employment agreement with Krista Whitley to act as our Director of Marketing, however, until such agreement is entered into, Jupiter Sub shall pay Krista Whitley an annual salary of $150,000.

In connection with the Magical Beasts Acquisition, on February 21, 2020, Jupiter Sub and Magical Beasts entered into a sales agency agreement (the “Sales Agency Agreement”), pursuant to which Magical Beasts and Ms. Whitley will act as a sales agent for Jupiter Sub’s products. The Sales Agency Agreement shall terminate on December 31, 2020. The Magical Beasts’ Acquisition and the Sales Agency Agreement significantly expand our sales and marketing capabilities. It has also significantly improved our web capabilities.

On February 21, 2020, Jupiter Sub entered into a sales distributor agreement (the “Distribution Agreement”) with Ayako Holdings, Inc. (“Ayako”), a Nevada corporation, pursuant to which Ayako retained Jupiter Sub as its exclusive sales and distribution agent for certain of its products. The Distribution Agreement, as extended, shall terminate on December 31, 2022. The Distribution Agreement includes an intellectual property licensing agreement (the “Licensing Agreement”) with Ayako, Magical Beasts and Happy Rat Licensing, LLC, a Nevada limited liability company, (collectively, the “Licensor”), dated February 18, 2020, pursuant to which the Licensor assigned its rights, titles, interests and claims to certain trademarks to Jupiter Wellness Marketing, Inc., as set forth in the Licensing Agreement. The Licensing Agreement lists Jupiter Wellness Marketing, Inc. as the assignee, which is the registered doing business as name for Jupiter Sub. The brands covered by the Distribution Agreement are “Bella”, “Jack”, “Felix & Ambrosia”, “fitCBD”, “Black Belt CBD”, and “Wellness CBD 1937”, which are all topical solutions containing CBD (collectively, the “Brands”).

The primary products that we started to sell pursuant to the Distribution Agreement are “1937 Comfort Cream”, “Wellness 1937 Temple Tonic”, “Felix and Ambrosia CBD Infused Heel Stick Crack” and related foot cream and a line of eye creams, anti- aging cream, anti-aging mask and “Bella Alpha C-Serum for Day”. The 1937 Comfort Cream is a vegan, non-comedogenic cream formulated to provide immediate cooling relief for pain. It is formulated with natural oils to provide immediate cooling relief from the blend of arnica, camphor, peppermint, Hawaiian cramp bark and other oils. The 8 ounce cream contains 1,000 mgs of 0%THC American grown industrial hemp derived oil. The Wellness 1937 CBD Temple Tonic is a three ounce rollerball to apply to your temple or lower neck area. It contains an oil blend that includes jojoba oil infused with guarana, peppermint, lavender, chamomile, eucalyptus, Hawaiian cramp bark and other oils. The three ounce roller contains 500 mgs of 0% THC American grown industrial hemp derived CBD. The Felix and ambrosia CBD Infused Heel Stick and foot cream is a moisturizing balm for dry, cracked heels. It is made with peppermint, lemon, aloe, tea tree oil, lavender, eucalyptus and other oils. It is infused with 0% THC American grown industrial hemp derived CBD. The antiaging eye cream, anti-aging day cream, anti-aging mask with AHA and the Bella alpha C-Serum for day products all contain a mixture of oils and are infused with 0% THC American grown industrial hemp. We have recently been selling them in a package called “Quarantine Glow Up Package” where you get one of each. All our current brands can be found at www.CBDCaring.com.

F-13

Valuation and Purchase Price Allocation

According to ASC 805, the standard of value to be used in the application of purchase accounting rules is fair value. The Company utilized fair value defined in Statement of Financial Accounting Standard No. 820–10–35–37 Fair Value Measurements and Disclosures. The determination of the fair value of the consideration and related allocation of the purchase price was determined by management of the Company with the assistance of a qualified professional valuation firm.

The fair value of the consideration is as follows:

Cash	$250,000
Promissory Note, net of discount	950,427
Stock Options	156,612
Total Consideration paid	$1,357,039

The purchase price allocation is as follows:

Tangible assets
Cash	$4,609
Inventory	86,220
Total tangible assets	90,829

Intangible assets
Tradename-Trademarks	151,800
Customer base	651,220
Non-compete	154,500
Total Intangibles	957,520
Goodwill	308,690
$1,357,039

F-14

Supplemental proforma financial information

The following shows the proforma results of operations as if the transaction had occurred effective January 1, 2019.

JUPITER WELLNESS, INC.

PROFORMA BALANCE SHEETS

	December 31, 2019
	Jupiter Wellness, Inc.	Magical Beasts, LLC			Jupiter Wellness, Inc.
	Reported Balance	Reported Balance	Proforma Adjustments	Notes	Proforma Balance
Cash	$531,026	$849	$(250,000)	(d)	$281,875
Current Assets	135,478	119,550	—		255,028
Total current assets	745,789	120,399	—		616,188

Intangible assets	—	—	907,270	(e)	907,270
Goodwill	—	—	308,690	(e)	308,690
Other
Total assets	$745,789	$120,399	$—		$1,832,148

Liabilities	$10,721	$50,846	$—		$61,567
Note payable issued in acquisition	—	—	950,427	(e)	950,427
Total liabilities	366,581	50,846			1,367,854

Common stock	6,893	—	—		6,893
Additional paid-in capital	1,032,511	—	240,734	(e)	1,273,245
Common stock payable	325,000	—	—		325,000
Accumulated deficits	(985,196)	(105,398)	(50,250)	(f)	(1,140,844)
Total Shareholders’ Equity	379,208	69,553	—		464,294

Total Liabilities and Shareholders’ Equity	$745,789	$120,399	$—		$1,832,148

Notes to Proforma Balance Sheets
(a) Additional amortization of the intangible assets
(b) Additional amortization of debt discount on acquisition note
(c) Income statement effects of notes (a) and (b) above
(d) $250,000 paid at closing
(e) Allocation of the purchase price to respective assets and paid in capital (net of related amortization
(f) Income statement effects of additional amortization of intangibles and acquisition note

F-15

JUPITER WELLNESS, INC.

PROFORMA STATEMENT OF OPERATIONS

	Year Ended December 31, 2019
	Jupiter Wellness, Inc.	Magical Beasts, LLC			Jupiter Wellness, Inc.
	Reported Balance	Reported Balance	Proforma Adjustments	Notes	Proforma Balance
Sales	6,455	121,248	—		127,703
Cost of sales	18,024	109,766	—		127,790
Gross profit	(11,569)	11,482	—		(87)

Expenses	913,893	116,880	50,250	(a)	1,081,023
					-
Net Income (loss)	(925,462)	(105,398)	(50,250)		(1,081,110)

Notes to Proforma Balance Sheets
(a) Additional amortization of intangibles

Director options

Subsequent to year end, the Directors were granted an additional 83,330 options.  The options have a three-year term with an exercise price between $0.25 and $3.00.

F-16

Item 4. Exhibits

The following exhibits are filed with this offering circular:

Exhibit No.	Description
2.1	Articles of Incorporation of Jupiter Wellness, Inc. as amended*
2.2	Bylaws of Jupiter Wellness, Inc.*

*previously filed with Reg. A - filing date of June 21, 2019

20

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Jupiter Wellness, Inc.

Dated: June 30, 2020	/s/ Brian S. John
Brian S. John
Chief Executive Officer
(Principal Executive Officer Officer)

Dated: June 30, 2020	/s/ Douglas O. McKinnon
Douglas O. McKinnon
Chief Financial Officer
(Principal Financial Officer and Principal Accounting Officer)